                                                Filed pursuant to Rule 424(b)(5)
                                                   Registration No. 333-46123
                                                                    333-46123-02


THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES AND ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUPPLEMENT (SUBJECT TO COMPLETION -- DATED OCTOBER 10,
2001)

(TO PROSPECTUS DATED FEBRUARY 24, 1998)

                             10,000,000 SECURITIES

                              SUNTRUST CAPITAL IV

                        % TRUST PREFERRED SECURITIES (TRUPS(R))
                (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)
                     FULLY AND UNCONDITIONALLY GUARANTEED,
                       TO THE EXTENT DESCRIBED HEREIN, BY
                              SUNTRUST BANKS, INC.
                          ---------------------------

     The      % trust preferred securities (TRUPS(R)) will be issued by SunTrust
Capital IV, a statutory Delaware business trust. SunTrust Banks, Inc., a Georgia corporation, will own all of the outstanding common securities of the Trust and will effectively fully and unconditionally guarantee payment of amounts due on the trust preferred securities. The Trust will use the proceeds received in
connection with the sale of the trust preferred securities to purchase      %
subordinated deferrable interest debentures due October     , 2031 issued by
SunTrust Banks, Inc. The Trust was formed for the sole purpose of issuing the trust preferred securities and investing in the subordinated deferrable interest debentures.

     The trust preferred securities have been approved for listing on the New York Stock Exchange under the symbol "STI Pr", subject to official notice of issuance. Trading of the trust preferred securities is expected to begin on the New York Stock Exchange within 30 days of the date of this prospectus supplement.
                          ---------------------------

     See "Risk Factors" beginning on page S-5 of this prospectus supplement to read about certain factors you should consider before buying the trust preferred securities.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

     These securities are not savings accounts or deposits. These securities are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
                          ---------------------------

                                                              PER SECURITY        TOTAL
                                                              ------------     ------------
Public offering price(1)....................................    $              $
Underwriting commissions to be paid by SunTrust Banks,
  Inc.......................................................    $              $          ]
Proceeds (before expenses) to SunTrust Capital IV...........    $              $

---------------

(1) Plus accrued distributions from           , 2001, if settlement occurs after
    that date.

     The underwriters expect to deliver the trust preferred securities in book-entry form only through the facilities of The Depository Trust Company
against payment in New York, New York on or about October   , 2001.

     "TRUPS(R)" is a registered service mark of Salomon Smith Barney Inc.
                          ---------------------------

                        Joint Book-Running Lead Managers

LEHMAN BROTHERS                                             SALOMON SMITH BARNEY

MORGAN STANLEY
          UBS WARBURG
                               GOLDMAN, SACHS & CO.
                                                      SUNTRUST ROBINSON HUMPHREY

OCTOBER   , 2001

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                      PROSPECTUS SUPPLEMENT
Summary Information -- Q&A..................................   S-2
Risk Factors................................................   S-5
Forward Looking Statements..................................   S-9
SunTrust Banks, Inc.........................................   S-9
Ratio of Earnings to Fixed Charges..........................  S-10
Certain Regulatory Considerations...........................  S-10
Accounting Treatment........................................  S-13
Capitalization..............................................  S-14
Use of Proceeds.............................................  S-14
Selected Financial Data.....................................  S-15
SunTrust Capital IV.........................................  S-17
Description of the Preferred Securities.....................  S-18
Description of the Debentures...............................  S-30
Certain United States Federal Income Tax Consequences.......  S-35
ERISA Considerations........................................  S-39
Underwriting................................................  S-42
Legal Matters...............................................  S-43
Experts.....................................................  S-44

                            PROSPECTUS
Available Information.......................................     2
Incorporation of Certain Documents by Reference.............     2
The Company.................................................     4
The Trusts..................................................     4
Use of Proceeds.............................................     5
Description of the Subordinated Debt Securities.............     5
Description of the Preferred Securities.....................    10
Description of the Preferred Securities Guarantees..........    12
Effect of Obligations Under the Subordinated Debt Securities
  and the Preferred Securities Guarantees...................    14
Plan of Distributions.......................................    15
Legal Matters...............................................    16
Experts.....................................................    16

                          ---------------------------

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. SunTrust's business, financial condition, results of operations and prospects may have changed since such dates.

                           SUMMARY INFORMATION -- Q&A

     You should read the following summary together with the more detailed information included or incorporated by reference into this prospectus supplement about us, SunTrust Banks, Inc. and this offering. Unless the context requires otherwise, references to (1) the "Trust," "us," "our," or similar terms are to SunTrust Capital IV, a statutory Delaware business trust and the issuer of the preferred securities, (2) "SunTrust" are to SunTrust Banks, Inc. and its
consolidated subsidiaries and (3) "preferred securities" are to the      % trust
preferred securities to be issued by us in this offering.

WHAT ARE THE PREFERRED SECURITIES?

     Each preferred security represents an undivided beneficial interest in the assets of the Trust and will entitle the holder to receive quarterly cash distributions. We are offering 10,000,000 preferred securities at a price of $25
per security. Our assets will consist solely of   % subordinated deferrable
interest debentures due           , 2031 issued by SunTrust, which we refer to
as the "debentures." We will use all of the proceeds received from the sale of our preferred securities to the public and our common securities to SunTrust to purchase debentures. The debentures have the same economic terms as the preferred securities.

WHO IS THE TRUST?

     We are SunTrust Capital IV, a statutory Delaware business trust. We are a statutory Delaware business trust formed by SunTrust for the sole purpose of issuing the preferred securities and investing in the debentures. All of our common securities will be owned by SunTrust, and all of our preferred securities will initially be owned by the public.

     Our principal executive offices are located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, and our telephone number is (404) 558-7711.

WHO IS SUNTRUST?

     SunTrust is the ninth largest commercial banking organization in the U.S. with assets of approximately $103.3 billion at September 30, 2001. SunTrust provides a full line of consumer and commercial banking services to more than
5.5 million customers through over 1,100 branches and 2,000 ATMs in Alabama, Florida, Georgia, Maryland, Tennessee, Virginia and the District of Columbia. See "SunTrust Banks, Inc." beginning on page S-9 of this prospectus supplement.

     SunTrust is incorporated under the laws of the State of Georgia. The principal executive offices of SunTrust are located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, and its general information telephone number is
(404) 588-7711.

WILL THE PREFERRED SECURITIES BE GUARANTEED BY SUNTRUST?

     Yes, SunTrust will fully and unconditionally guarantee the preferred securities through a combination of:

     - its obligations to make payments on the debentures;

     - its obligations under its guarantee of the preferred securities, which we refer to as the "guarantee;" and

     - its obligations under our amended and restated declaration of trust, which we refer to as the "amended declaration", and the indenture and related supplemental indenture under which the debentures will be issued, which we refer to collectively as the "indenture."

     If SunTrust does not make a required payment on the debentures, we will not have sufficient funds to make the related payment on the preferred securities. The guarantee does not cover payments on the preferred securities when we do not have sufficient funds to make the payments. SunTrust's obligations under the debentures and the guarantee will rank junior to its senior indebtedness. See "Risk Factors -- SunTrust's obligations under the debentures and the guarantee are subordinated to its senior debt" on page S-5 of this prospectus supplement.

     For a description of the guarantee, see "Description of the Preferred Securities Guarantees" beginning on page 12 of the accompanying prospectus.

WHEN WILL YOU RECEIVE QUARTERLY DISTRIBUTIONS ON THE PREFERRED SECURITIES?

     Holders of preferred securities will receive cumulative cash distributions
at an annual rate of      % of the liquidation amount of $25 per preferred
security. Distributions will accrue from October  , 2001 and will be payable
quarterly in arrears on        ,        ,        and        of each year,
beginning            , 2002.

WHEN CAN PAYMENT OF YOUR DISTRIBUTIONS BE DEFERRED?

     SunTrust may, on one or more occasions, defer interest payments on the debentures for up to 20 consecutive quarterly periods unless an event of default then exists under the debentures. A deferral of interest payments cannot extend
beyond October   , 2031, the stated maturity date of the debentures.

     If SunTrust defers interest payments on the debentures, we will also defer distributions on the preferred securities. During this deferral period, distributions will continue to accumulate on the preferred securities at an
annual rate of      % of the liquidation amount of $25 per preferred security.
Also, the deferred distributions will themselves accumulate distributions at an
annual rate of      % compounded quarterly from the relevant payment date of
such deferred distributions (to the extent permitted by law). Once SunTrust makes all deferred interest payments on the debentures, with accrued interest, it may again defer interest payments on the debentures provided no event of default then exists under the debentures.

     During any period in which SunTrust defers interest payments on the debentures, subject to certain exceptions, SunTrust may not:

     - declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of SunTrust's capital stock; or

     - make any payment of principal, interest or premium on, or repay, repurchase, or redeem any of SunTrust's debt securities that rank equal or junior to the debentures; or

     - make any guarantee payment regarding any guarantee by SunTrust of debt securities of any of its subsidiaries if such guarantee ranks equal or junior to the debentures.

     If SunTrust defers interest payments on the debentures, you must accrue interest income for United States federal income tax purposes before you receive cash distributions. See "Certain United States Federal Income Tax Consequences" beginning on page S-35 of this prospectus supplement and "Risk Factors -- We can defer distributions on the preferred securities and, as a result, (1) you may have to include interest in your taxable income before you receive cash and (2) the trading price of the preferred securities may be adversely affected" on page S-6 of this prospectus supplement.

CAN THE TRUST REDEEM THE PREFERRED SECURITIES?

     We must redeem all of the outstanding preferred securities when the
debentures are repaid at maturity on             , 2031 or upon their earlier
redemption. SunTrust may, on one or more occasions, redeem the debentures before
their maturity on or after             , 2006 or at any time within 90 days
after the occurrence of a tax event, investment company event or capital treatment event, each as defined in this prospectus supplement, in any case at a redemption price equal to 100% of the principal amount of the debentures being redeemed plus accrued and unpaid interest to the redemption date. SunTrust may need regulatory approval to redeem the debentures.

     If SunTrust redeems any debentures before their maturity, we will use the cash we receive upon the redemption to redeem, on a pro rata basis, preferred securities and common securities having an aggregate liquidation amount equal to the aggregate principal amount of the debentures redeemed. However, if an event of default under our amended declaration then exists, we will redeem the preferred securities before any common securities. An event of default under the indenture relating to the debentures constitutes an event of default under our amended declaration. See "Description of the Subordinated Debt Securities -- Events of Default, Waiver and Notice" beginning on page 8 of the accompanying prospectus and "Description of the Preferred Securities Guarantees -- Events of Default" beginning on page 13 of the accompanying prospectus.

WHEN CAN THE DEBENTURES BE DISTRIBUTED TO YOU?

     SunTrust, as our sponsor, has the right to dissolve the Trust at any time. If SunTrust exercises this right, we will redeem the preferred securities and the common securities by distributing the debentures on a pro rata basis. If the debentures are distributed, SunTrust will use commercially reasonable best efforts to list the debentures on the New York Stock Exchange or any other exchange on which the preferred securities are then listed.

WILL THE PREFERRED SECURITIES BE LISTED ON A STOCK EXCHANGE?

     The preferred securities have been approved for listing on the New York Stock Exchange under the symbol "STI Pr", subject to official notice of issuance. Trading of the preferred securities is expected to begin on the New York Stock Exchange within 30 days of the date of this prospectus supplement.

WILL HOLDERS OF PREFERRED SECURITIES HAVE VOTING RIGHTS?

     No, holders of preferred securities generally will not have voting rights. See "Description of the Preferred Securities -- Voting Rights" on page S-24 of this prospectus supplement.

IN WHAT FORM WILL THE PREFERRED SECURITIES BE ISSUED?

     The preferred securities will be represented by one or more global securities that will be deposited with The Depository Trust Company, or "DTC," or its nominee. This means that you will not receive a certificate for your preferred securities but, instead, will hold your interest through DTC's book-entry system.

WHAT HAPPENS IF THE TRUST IS DISSOLVED AND THE DEBENTURES ARE NOT DISTRIBUTED?

     The Trust may be dissolved in circumstances where the debentures will not be distributed to holders of preferred securities and common securities. In those situations, after satisfaction of our creditors, if any, we must pay in cash the liquidation amount of $25 for each preferred security plus accumulated distributions to the date such payment is made. We will be able to make this liquidation distribution only if the debentures are repaid or redeemed by SunTrust.

                                  RISK FACTORS

     Your investment in the preferred securities will involve certain risks. You should carefully consider the following discussion as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to invest in the preferred securities.

SUNTRUST'S OBLIGATIONS UNDER THE DEBENTURES AND THE GUARANTEE ARE SUBORDINATED TO ITS SENIOR DEBT.

     SunTrust's obligations under the debentures are unsecured and will rank junior to SunTrust's senior indebtedness. This means that SunTrust may not make any payments of principal, including redemption payments, or interest on the debentures if it defaults on a payment of its senior indebtedness. As a result, in the event of the bankruptcy, liquidation or dissolution of SunTrust, SunTrust's assets will be used to repay SunTrust's senior indebtedness in full before any payments may be made on the debentures or the guarantee. SunTrust's obligations under the guarantee are unsecured and will rank junior to all of SunTrust's senior indebtedness in the same manner as the debentures. Further, the debentures and the guarantee also will effectively rank junior to the debt and other liabilities of SunTrust's subsidiaries, including deposit liabilities. At September 30, 2001, after giving effect to this offering and the application of the proceeds, SunTrust would have had senior indebtedness of approximately $1.3 billion outstanding, and SunTrust's subsidiaries would have had debt and other liabilities of approximately $27 billion outstanding. See "Capitalization" and "Use of Proceeds" on page S-14 of this prospectus supplement.

     Neither the preferred securities, the debentures nor the guarantees limit the ability of SunTrust and its subsidiaries to incur additional debt, including debt that ranks senior to the debentures and the guarantee. See "Description of the Debentures -- Subordination" beginning on page S-30 of this prospectus supplement.

SUNTRUST IS A HOLDING COMPANY, WHICH MAY LIMIT ITS ABILITY TO MAKE PAYMENTS UNDER THE DEBENTURES AND THE GUARANTEE.

     SunTrust is a holding company and conducts substantially all of its operations through its principal subsidiary bank, SunTrust Bank, and other subsidiaries. As a result, SunTrust's ability to make payments on the debentures and the guarantee will depend primarily upon the receipt of dividends and other distributions from its subsidiaries. There are various regulatory restrictions on the ability of the principal subsidiary bank to pay dividends or make other payments to SunTrust. See "Certain Regulatory Considerations" beginning on page S-10 of this prospectus supplement.

     In addition, SunTrust's right to participate in any distribution of assets of any of its subsidiaries upon the subsidiary's liquidation or otherwise, and thus your ability as a holder of the preferred securities to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary, except to the extent that SunTrust is a creditor of such subsidiary with recognized claims. Consequently, as a holder of the preferred securities, you should look only to SunTrust's assets for payments on the preferred securities.

SUNTRUST'S GUARANTEE OF THE PREFERRED SECURITIES COVERS PAYMENTS ONLY IF THE TRUST HAS CASH AVAILABLE TO MAKE THE PAYMENTS BUT OTHERWISE FAILS TO DO SO.

     Our ability to make payments on the preferred securities depends solely upon SunTrust making the related payments on the debentures when due. If SunTrust defaults on its obligation to make payments on the debentures, we will not have sufficient funds to make payments on the preferred securities. In those circumstances, you may not rely upon the guarantee for payment of these amounts because the guarantee covers payment only when we have sufficient funds on hand but fail to make such payment.

     Instead, you may:

     - seek legal redress against SunTrust directly or seek other remedies to collect your pro rata share of payments owed; or

     - rely on the institutional trustee to enforce our rights under the debentures.

See "Description of the Debentures" beginning on page S-30 of this prospectus supplement.

WE CAN DEFER DISTRIBUTIONS ON THE PREFERRED SECURITIES AND, AS A RESULT, (1) YOU MAY HAVE TO INCLUDE INTEREST IN YOUR TAXABLE INCOME BEFORE YOU RECEIVE CASH AND
(2) THE TRADING PRICE OF THE PREFERRED SECURITIES MAY BE ADVERSELY AFFECTED.

     So long as SunTrust is not in default under the debentures, SunTrust may defer interest payments on the debentures for up to 20 consecutive quarterly periods, but not beyond the maturity date of the debentures. Because interest payments on the debentures fund the distributions on the preferred securities, each such deferral would result in a corresponding deferral of distributions on the preferred securities. See "Description of the Debentures -- Option to Extend Interest Payment Date" beginning on page S-31 of this prospectus supplement.

     If distributions on the preferred securities are deferred, you must accrue and recognize interest income for United States federal income tax purposes (in the form of original issue discount) in respect of your proportionate share of the accrued but unpaid interest on the debentures held by us before receiving any cash distributions relating to this interest. In addition, you will not receive this cash if you sold your preferred securities before the end of any deferral period or before the relevant record date. YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE PREFERRED SECURITIES.

     SunTrust currently does not intend to defer interest payments on the debentures. However, if SunTrust does so in the future, the preferred securities may trade at a price that does not reflect fully the value of the accrued but unpaid distributions. If you sell your preferred securities during an interest deferral period, you may not receive the same return on your investment that you would have received if you continued to hold those securities. Even if SunTrust does not defer interest payments on the debentures, SunTrust's right to do so could mean that the market price for the preferred securities may be more volatile than that of other securities without interest deferral rights.

     For more information regarding the tax consequences of purchasing, holding and selling the preferred securities, see "Certain United States Federal Income Tax Consequences -- Interest Income and Original Issue Discount" beginning on page S-36 of this prospectus supplement.

YOU SHOULD NOT RELY ON THE DISTRIBUTIONS FROM THE PREFERRED SECURITIES THROUGH THEIR MATURITY DATE -- THEY MAY BE REDEEMED AT ANY TIME IF CERTAIN CHANGES IN TAX, INVESTMENT COMPANY OR BANK REGULATORY LAW OCCUR.

     If certain changes, which are more fully described below, in tax, investment company or bank regulatory law or interpretations occur and other conditions more fully described below are satisfied, we may redeem the preferred securities within 90 days of the event at a redemption price equal to $25 per security plus any accrued and unpaid distributions. See "Description of the Preferred Securities -- Mandatory Redemption" beginning on page S-20 of this prospectus supplement.

YOU SHOULD NOT RELY ON THE DISTRIBUTIONS FROM THE PREFERRED SECURITIES THROUGH THEIR MATURITY DATE -- THEY MAY BE REDEEMED AT THE OPTION OF SUNTRUST.

     The preferred securities may be redeemed, in whole, at any time, or in
part, from time to time, on or after           , 2006 at a redemption price
equal to $25 per preferred security plus any accrued and unpaid distributions to the redemption date. You should assume that this redemption option will be exercised if SunTrust is able to finance at a lower interest rate or it is otherwise in the interest of SunTrust to redeem the debentures. If the debentures are redeemed, we must redeem the preferred securities and the common securities having an aggregate liquidation amount equal to the aggregate principal amount of debentures to be redeemed. SunTrust may need regulatory approval to redeem the preferred securities. See "Description of Preferred Securities -- Mandatory Redemption" and "Description of the Debentures -- Redemption" on pages S-20 and S-32, respectively, of this prospectus supplement.

DISTRIBUTION OF DEBENTURES MAY HAVE POSSIBLE ADVERSE TAX CONSEQUENCES AND A NEGATIVE EFFECT ON TRADING PRICE.

     SunTrust has the right to dissolve the Trust at any time, subject to approval by the Board of Governors of the Federal Reserve System, which we refer to as the "Federal Reserve", if required. If SunTrust does dissolve the Trust, the Trust will be liquidated by distribution of the debentures to holders of the preferred securities and the common securities.

     Under current United States federal income tax laws, a distribution of debentures to you on our dissolution would not be a taxable event to you. Nevertheless, if we are classified for United States federal income tax purposes as an association taxable as a corporation at the time we are dissolved, the distribution of debentures to you would be a taxable event. In addition, if there is a change in law, a distribution of debentures to you on our dissolution could also be a taxable event. See "Certain United States Federal Income Tax Consequences -- Interest Income and Original Issue Discount -- Receipt of Debentures or Cash Upon Liquidation of the Trust" on page S-36 of this prospectus supplement.

     SunTrust has no current intention of dissolving the Trust. However, there are no restrictions on its ability to do so at any time. SunTrust anticipates that it would consider exercising this right if expenses associated with maintaining the Trust were substantially greater than currently expected, such as if a tax event, investment company event or capital treatment event occurred. SunTrust cannot predict the other circumstances under which this right would be exercised.

     SunTrust cannot predict the market prices for the debentures that may be distributed. Accordingly, the debentures that you receive on a distribution, or the preferred securities you hold pending such a distribution, may trade at a discount to the price that you paid to purchase the preferred securities.

     Because you may receive debentures, you should carefully consider all the information regarding the debentures contained in this prospectus supplement and the accompanying prospectus before deciding to invest in the preferred securities.

SINCE YOU HAVE LIMITED VOTING RIGHTS, YOU CANNOT PREVENT THE INSTITUTIONAL TRUSTEE FROM TAKING ACTIONS YOU MAY NOT AGREE WITH.

     Except for limited instances where you may vote to modify the guarantee, you will not have voting rights. Only SunTrust, as the holder of the common securities, may elect or remove any of the trustees. See "The Trusts" beginning on page 4 of the accompanying prospectus and "Description of the Preferred Securities -- Voting Rights" beginning on page S-24 of this prospectus supplement.

AN ACTIVE TRADING MARKET FOR THE PREFERRED SECURITIES MAY NOT DEVELOP.

     Although the preferred securities have been approved for listing on the New York Stock Exchange, you should be aware that an active trading market may not develop. In addition, the preferred securities may trade at prices below the price you pay for preferred securities in this offering.

FEDERAL BANKING AUTHORITIES MAY RESTRICT THE ABILITY OF THE TRUST TO MAKE DISTRIBUTIONS ON OR REDEEM THE PREFERRED SECURITIES.

     Federal banking authorities will have the right to examine our activities because we are a subsidiary of SunTrust. Under certain circumstances, including any determination that our relationship with SunTrust would result in an unsafe and unsound banking practice, these banking authorities have the authority to issue orders which could restrict our ability to make distributions on or to redeem the preferred securities.

THERE MAY BE NO TRADING MARKET FOR THE DEBENTURES IF WE DISTRIBUTE THEM TO YOU.

     Although SunTrust will use commercially reasonable best efforts to list the debentures, if they are distributed, on the New York Stock Exchange, or any other exchange on which the preferred securities are then listed, SunTrust cannot assure you that the debentures will be approved for listing or that a trading market will exist for those securities.

                           FORWARD LOOKING STATEMENTS

     This prospectus supplement contains forward-looking statements within the meaning of the federal securities laws. We may also make forward-looking statements in reports filed with the SEC that we incorporate by reference into this prospectus supplement and the accompanying prospectus. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "plans," "estimates" or similar expressions. These statements are based on beliefs and assumptions of SunTrust's management, and on information currently available to SunTrust's management.

     Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include, but are not limited to, the following:

     - competitive pressures among depository and other financial institutions may increase significantly;

     - changes in the interest rate environment may reduce margins;

     - general economic or business conditions may lead to a deterioration in credit quality or a reduced demand for credit;

     - legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which SunTrust is engaged;

     - changes in the securities markets; and

     - SunTrust's competitors may have greater financial resources and develop products that enable them to compete more successfully than it does.

     We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

                              SUNTRUST BANKS, INC.

     SunTrust is the ninth largest commercial banking organization in the U.S. with assets of approximately $103.3 billion at September 30, 2001. SunTrust provides a full line of consumer and commercial banking services to more than
5.5 million customers through over 1,100 branches and 2,000 ATMs in Alabama, Florida, Georgia, Maryland, Tennessee, Virginia and the District of Columbia. SunTrust's primary businesses include traditional deposit and credit services as well as trust and investment services. SunTrust also provides, through various subsidiaries, credit cards, mortgage banking, credit-related insurance, discount brokerage and investment banking services. As of September 30, 2001, SunTrust had total deposits of $63.1 billion, discretionary trust assets of $88.2 billion and a mortgage servicing portfolio of $46.9 billion.

     Under the long-standing policy of the Federal Reserve, a bank holding company is expected to act as a source of financial strength for its subsidiary banks and to commit resources to support these banks. As a result of this policy, SunTrust may be required to commit resources to its subsidiary banks in circumstances where it might not otherwise do so.

     Because SunTrust is a bank holding company, its rights and the rights of its creditors, including the holders of any of the preferred securities offered by this prospectus supplement, to participate in the distribution and payment of assets of any of its subsidiaries upon the subsidiary's liquidation or recapitalization would be subject to the prior claims of such subsidiary's creditors except to the extent that SunTrust may be a creditor with recognized claims against the subsidiary.

     SunTrust is incorporated under the laws of the State of Georgia. SunTrust's principal executive offices are located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308. SunTrust's general information telephone number is (404) 588-7711.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table shows the ratio of earnings to fixed charges of SunTrust, which includes its subsidiaries, on a consolidated basis. The ratio of earnings to fixed charges has been computed by dividing:

     - net income plus all applicable income taxes plus fixed charges, by

     - fixed charges.

     Fixed charges represent interest expense, either including or excluding interest on deposits as set forth below, and the portion of net rental expense deemed to be equivalent to interest on long-term debt. Interest expense, other than on deposits, includes interest on long-term debt, federal funds purchased and securities sold under agreements to repurchase, mortgages, commercial paper and other funds borrowed. For 1999, the ratio of earnings to fixed charges has been computed excluding extraordinary gains.

                                                                                 NINE MONTHS
                                                                                    ENDED
                                                 YEAR ENDED DECEMBER 31,        SEPTEMBER 30,
                                             --------------------------------   --------------
                                             1996   1997   1998   1999   2000   2000     2001
                                             ----   ----   ----   ----   ----   -----    -----
Including interest on deposits.............  1.58   1.60   1.54   1.60   1.51   1.52     1.63
Excluding interest on deposits.............  3.11   2.76   2.33   2.39   2.46   2.52     2.56

                       CERTAIN REGULATORY CONSIDERATIONS

     The following discussion sets forth certain of the elements of the comprehensive regulatory framework applicable to bank holding companies and banks and provides certain specific information relevant to SunTrust. Federal and state regulation of financial institutions such as SunTrust is intended primarily for the protection of depositors and the federal deposit insurance funds rather than its shareholders or other creditors.

GENERAL

     As a bank holding company and a financial holding company, SunTrust is subject to the regulation and supervision of the Federal Reserve. SunTrust's primary subsidiary is SunTrust Bank. SunTrust Bank, which we refer to as the "Bank", is a Georgia state bank which currently has branches in Alabama, Florida, Georgia, Maryland, Tennessee, Virginia and the District of Columbia.

     The Bank is a member of the Federal Reserve System and is regulated by the Federal Reserve and the Georgia Department of Banking and Finance. The Bank is subject to various requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be made and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of the Bank. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve as it attempts to control the money supply and credit availability in order to influence the economy.

     Pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, bank holding companies from any state may now acquire banks located in any other state, subject to certain conditions, including concentration limits. In addition, a bank may now establish branches across state lines by merging with a bank in another state (unless applicable state law prohibits such interstate mergers), provided certain conditions are met.

     Federal law and regulatory policy impose a number of obligations and restrictions on bank holding companies and their depository institution subsidiaries designed to reduce potential loss exposure to the depositors of such depository institutions and to the Federal Deposit Insurance Corporation, or "FDIC", insurance fund in the event the depository institution becomes in danger of default or is in default. For example, under a policy of the Federal Reserve with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and commit resources to support such institutions in circumstances where it might not do so absent this policy. In addition, the "cross-guarantee" provisions of federal law require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. In the event of the insolvency or receivership of the Bank, the claims of depositors and general creditors of the Bank are entitled to a priority of payment over any of SunTrust's claims or claims of SunTrust's creditors, including any claims based on any debt the Bank owes to SunTrust.

     Various regulatory bodies regulate and supervise SunTrust's nonbanking subsidiaries. For example, SunTrust Capital Markets, Inc. is a broker-dealer and investment adviser registered with the SEC and a member of the New York Stock Exchange, Inc. and the National Association of Securities Dealers, Inc., which we refer to as the NASD. SunTrust Securities, Inc. is also a broker-dealer and investment adviser registered with the SEC and a member of the NASD. Trusco Capital Management, Inc. is an investment adviser registered with the SEC. SunTrust also has one limited purpose national bank subsidiary, SunTrust BankCard, N.A., which is regulated by the Comptroller of the Currency.

     On November 12, 1999, financial modernization legislation known as the Gramm-Leach-Bliley Act, which we refer to as the "Act", was signed into law. The Act creates a new type of financial services company called a financial holding company. A bank holding company that elects to become a financial holding company may engage in expanded securities activities and insurance sales and underwriting activities, and may also acquire securities firms and insurance companies, subject in each case to certain conditions. Securities firms and insurance companies may also acquire banks, subject to certain conditions.

     SunTrust became a financial holding company under the Act in March 2000. In order for a financial holding company to remain entitled to take advantage of all of the benefits of financial holding company status, its depository institution subsidiaries must continue to meet applicable capital, management, and Community Reinvestment Act standards.

     In addition to the Act, there have been a number of legislative and regulatory proposals that would have an impact on the operation of bank/financial holding companies and their bank and nonbank subsidiaries. It is impossible to predict whether or in what form these proposals may be adopted in the future and, if adopted, what their effect will be on SunTrust.

PAYMENT OF DIVIDENDS AND OTHER RESTRICTIONS

     There are various legal and regulatory limits on the extent to which the Bank may pay dividends or otherwise supply funds to SunTrust.

     The principal source of SunTrust's cash revenues is dividends from its subsidiaries, including the Bank. Federal and Georgia law limit the payment of these dividends to a certain extent. The Federal Reserve must approve any dividend if the total of all dividends declared by the Bank in any calendar year exceeds the Bank's net income for that year combined with its retained net income for the preceding two years, less any required transfers to surplus or a fund for the retirement of any preferred stock. In addition, a dividend generally may not be paid in excess of the Bank's undivided profits. The relevant federal and state bank regulatory agencies also have authority to prohibit a bank holding company or a bank from engaging in any activity that, in the opinion of such regulatory agency, constitutes an unsafe or unsound practice in conducting its business. Such regulatory agencies could deem the payment of dividends, depending upon the financial condition of the subsidiary, to constitute such an unsafe or unsound practice.

     Under Georgia law, which also would apply to any payment of dividends by the Bank to SunTrust, the prior approval of the Georgia Department of Banking and Finance is required before any cash dividends may be paid by a state bank if: (1) total classified assets at the most recent examination of such bank exceed 80% of the Tier 1 capital plus the allowance for loan losses of such bank; (2) the aggregate amount of dividends declared or anticipated to be declared in the calendar year exceeds 50% of the net profits, after taxes but before dividends, for the previous calendar year; or (3) the ratio of Tier 1 capital to adjusted total assets is less than 6%.

     In addition, the Bank is subject to limitations under Sections 23A and 23B of the Federal Reserve Act with respect to extensions of credit to, investments in, and certain other transactions with SunTrust and its other subsidiaries. Furthermore, such loans and extensions of credit, as well as certain other transactions, are also subject to various collateral requirements.

CAPITAL ADEQUACY

     The Federal Reserve has adopted minimum risk-based and leverage capital guidelines for bank holding companies. The minimum required risk-based capital ratio of qualifying total capital to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8%, of which 4% must consist of Tier 1 capital. As of September 30, 2001, SunTrust's total risk-based capital ratio is estimated to be 11.30%, including an estimated 7.05% of Tier 1 capital. The minimum required leverage capital ratio (Tier 1 capital to average total assets) is 3% for bank holding companies that meet certain specified criteria, including that they have the highest regulatory rating. As of September 30, 2001, SunTrust's estimated leverage capital ratio is 6.95%. Higher risk-based and leverage ratios may apply under certain circumstances.

     The Bank is subject to similar risk-based and leverage capital requirements adopted by the Federal Reserve.

     Failure to meet capital requirements can subject a bank to a variety of enforcement remedies, including additional substantial restrictions on its operations and activities, termination of deposit insurance by the FDIC, and under certain conditions the appointment of a receiver or conservator.

     The federal banking agencies have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends on whether the institutions in question are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized," as these terms are defined under regulations issued by each of the federal banking agencies. Under certain circumstances, an institution may be downgraded to a category lower than that warranted by its capital levels and subjected to the supervisory restrictions applicable to institutions in the lower capital category. A depository institution is generally prohibited from making capital distributions (including paying dividends) or paying management fees to a holding company if the institution would thereafter be undercapitalized.

     An undercapitalized depository institution is subject to restrictions in a number of areas, including asset growth, acquisitions, branching, new lines of business, and borrowing from the Federal Reserve. In addition, an undercapitalized depository institution is required to submit a capital restoration plan. A depository institution's holding company must guarantee the capital plan up to an amount equal to the lesser of 5% of the depository institution's assets at the time it becomes undercapitalized or the amount needed to restore the capital of the institution to the levels required for the institution to be classified as adequately capitalized at the time the institution fails to comply with the plan and any such guarantee would be entitled to a priority of payment in bankruptcy. A depository institution is treated as if it is significantly undercapitalized if it fails to submit a capital plan that is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital.

     Significantly undercapitalized depository institutions may be subject to a number of additional significant requirements and restrictions, including requirements to sell sufficient voting stock to become adequately capitalized, to replace or improve management, to reduce total assets, to cease acceptance of correspondent bank deposits, to restrict senior executive compensation and to limit transactions with affiliates. Critically undercapitalized depository institutions are further subject to restrictions on paying principal or interest on subordinated debt, making investments, expanding, acquiring or selling assets, extending credit for highly-leveraged transactions, paying excessive compensation, amending their charters or bylaws and making any material changes in accounting methods. In general, a receiver or conservator must be appointed for a depository institution within 90 days after the institution is deemed to be critically undercapitalized.

                              ACCOUNTING TREATMENT

     We will be treated as a subsidiary of SunTrust for financial reporting purposes, and our accounts will be included in SunTrust's consolidated financial statements. The preferred securities will be shown as "Guaranteed preferred beneficial interests in debentures" on the balance sheets of SunTrust, and the footnotes to SunTrust's consolidated financial statements will contain a statement that the Trust is wholly-owned by SunTrust and that the sole asset of the Trust is the debentures, indicating the principal amount, interest rate and maturity date of the debentures.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of SunTrust as of September 30, 2001, and as adjusted to give effect to the issuance and sale of the preferred securities and the application of the proceeds. See "Use of Proceeds." You should read the following table together with SunTrust's consolidated financial statements and notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus.

                                                                SEPTEMBER 30, 2001
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                                  (IN MILLIONS)
Long-term debt(1)...........................................  13,343.4    13,593.4
Shareholders' Equity:
  Common stock, par value $1.00 per share...................     294.2       294.2
  Capital surplus...........................................   1,262.5     1,262.5
  Retained earnings.........................................   5,238.4     5,238.4
  Fair value adjustment on investment in securities and
     debentures.............................................   1,721.5     1,721.5
  Deferred compensation.....................................        --          --
  Treasury stock............................................    (316.7)     (316.7)
          Total shareholders' equity........................   8,199.9     8,199.9
          Total.............................................  21,543.3    21,793.3

---------------

(1) Includes $250.0 million aggregate principal amount of debentures issued by SunTrust to us in connection with this offering.

                                USE OF PROCEEDS

     We will use the proceeds from the sale of the preferred securities to purchase the debentures issued by SunTrust. SunTrust intends to use the net proceeds from the sale of the debentures for general corporate purposes, which may include:

     - the repayment of short-term indebtedness (including commercial paper),

     - the repayment of long-term indebtedness,

     - the purchase of equity securities (including repurchase by SunTrust of common stock pursuant to its on-going stock purchase plan),

     - investments at the holding company level,

     - investments in, or extensions of credit to, its banking and other subsidiaries and other banks and companies engaged in other financial service activities,

     - possible acquisitions, and

     - the purchase of trust-originated preferred securities.

     On September 25, 2001, the Bank entered into a definitive purchase agreement with Huntington Bancshares Incorporated ("Huntington"), The Huntington National Bank and SunTrust to acquire certain assets, deposits and other liabilities held in connection with Huntington's retail and corporate branch banking business in the State of Florida. The agreement provides that the Bank will assume approximately $4.7 billion of deposits, and acquire approximately $2.6 billion of loan assets, $860 million in trust assets under management, 106 branches, plus 35 smaller supermarket banking outlets, five client services offices and 453 ATMs. Completion of the acquisition is subject to regulatory approval and other customary closing conditions. SunTrust expects to close the acquisition in February 2002.

                            SELECTED FINANCIAL DATA

     The following selected consolidated financial data for and as of the years ended December 31, 1996 through 2000 are derived from SunTrust's consolidated financial statements for those years, which have been audited by Arthur Andersen LLP. The selected financial data for the nine months ended September 30, 2000 and 2001 have been derived from SunTrust's unaudited financial statements and, in SunTrust's opinion, reflect all adjustments (consisting of normal accruals) necessary to present fairly the data for those periods. SunTrust's results of operations for the nine months ended September 30, 2001 may not be indicative of results that may be expected for the full year. You should read the table below in conjunction with "Management's Discussion and Analysis of the Financial Condition and Results of Operations" and SunTrust's consolidated financial statements and notes thereto incorporated by reference in this prospectus supplement.

                                                                                               NINE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31                          SEPTEMBER 30
                               ----------------------------------------------------------   -----------------------
                                 1996        1997        1998        1999         2000         2000         2001
                               ---------   ---------   ---------   ---------   ----------   ----------   ----------
                                                       (DOLLARS IN MILLIONS, EXCEPT RATIOS)
SUMMARY OF OPERATIONS:
  Interest and dividend
    income...................  $ 4,818.5   $ 5,238.2   $ 5,675.9   $ 5,960.2   $  6,845.4   $  5,047.1   $  4,888.5
  Interest expense...........    2,158.8     2,453.5     2,746.8     2,814.7      3,736.9      2,724.0      2,455.9
                               ---------   ---------   ---------   ---------   ----------   ----------   ----------
  Net interest income........    2,659.7     2,784.7     2,929.1     3,145.5      3,108.5      2,323.1      2,432.6
  Provision for loan
    losses...................      171.8       225.1       214.6       170.4        134.0         80.5        187.1
                               ---------   ---------   ---------   ---------   ----------   ----------   ----------
  Net interest income after
    provision for loan
    losses...................    2,487.9     2,559.6     2,714.5     2,975.1      2,974.5      2,242.6      2,245.5
  Noninterest income(1)(2)...    1,146.1     1,329.2     1,653.9     1,625.9      1,773.6      1,328.0      1,598.1
  Noninterest
    expense(3)(4)............  $ 2,368.0   $ 2,389.2   $ 2,870.1   $ 2,905.3   $  2,828.5   $  2,130.7   $  2,283.3
                               ---------   ---------   ---------   ---------   ----------   ----------   ----------
  Income before provision for
    income taxes and
    extraordinary gain
    (loss)...................    1,266.0     1,499.6     1,498.3     1,695.7      1,919.6      1,439.9      1,560.3
  Provision for income
    taxes....................      407.0       523.7       527.3       571.7        625.5        476.2        523.7
                               ---------   ---------   ---------   ---------   ----------   ----------   ----------
  Income before extraordinary
    gain (loss)..............      859.0       975.9       971.0     1,124.0      1,294.1        963.7      1,036.6
  Extraordinary gain (loss),
    net of taxes(5)(6).......         --          --          --       202.6           --           --        (17.8)
  Net income.................  $   859.0   $   975.9   $   971.0   $ 1,326.6   $  1,294.1   $    963.7   $  1,018.8
  Net interest income
    (taxable-equivalent).....  $ 2,709.7   $ 2,832.6   $ 2,973.5   $ 3,188.0   $  3,148.4   $  2,352.3   $  2,463.2
                               ---------   ---------   ---------   ---------   ----------   ----------   ----------
PER COMMON SHARE:
  Diluted:
    Income before
      extraordinary gain
      (loss).................  $    2.59   $    3.04   $    3.04   $    3.50   $     4.30   $     3.19   $     3.54
    Extraordinary gain
      (loss).................         --          --          --        0.63           --           --        (0.06)
    Net income...............       2.59        3.04        3.04        4.13         4.30         3.19         3.48
  Basic:
    Income before
      extraordinary gain
      (loss).................       2.63        3.08        3.08        3.54         4.35         3.22         3.59
    Extraordinary gain
      (loss).................         --          --          --        0.64           --           --        (0.06)
    Net income...............       2.63        3.08        3.08        4.18         4.35         3.22         3.53
  Dividends declared.........      0.825       0.925        1.00        1.38         1.48         1.11         1.20
SELECTED AVERAGE BALANCES:
  Total assets...............  $69,252.0   $76,017.3   $85,536.9   $92,820.8   $ 98,397.8   $ 97,441.4   $102,548.0
  Earning assets.............   61,644.4    66,944.0    74,880.9    82,255.7     88,609.0     87,913.7     91,897.0
  Loans......................   46,338.4    51,788.1    57,590.5    62,749.4     70,044.3     69,463.3     70,183.3
  Deposits...................   50,317.6    51,673.7    53,725.3    57,842.1     66,691.9     66,527.3     64,304.1
  Realized shareholders'
    equity...................    5,101.3     5,116.7     5,641.4     6,368.3      6,031.6      5,995.1      6,259.7
  Total shareholders'
    equity...................    6,434.3     6,953.4     7,853.6     8,190.7      7,501.9      7,386.9      7,985.9
AT PERIOD END:
  Total assets...............  $75,264.2   $82,840.8   $93,169.9   $95,390.0   $103,660.4   $100,714.8   $103,262.0
  Earning assets.............   65,921.8    72,258.9    81,295.1    85,193.4     92,147.8     90,598.0     91,688.7
  Loans......................   49,301.4    55,476.4    61,540.6    66,002.8     72,239.8     72,113.6     69,630.2

                                                                                               NINE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31                          SEPTEMBER 30
                               ----------------------------------------------------------   -----------------------
                                 1996        1997        1998        1999         2000         2000         2001
                               ---------   ---------   ---------   ---------   ----------   ----------   ----------
                                                       (DOLLARS IN MILLIONS, EXCEPT RATIOS)
  Allowance for loan
    losses...................      897.0       933.5       944.6       817.3        874.5        874.5        866.4
  Deposits...................   52,577.1    54,580.8    59,033.3    60,100.5     69,533.3     69,152.9     63,126.1
  Long-term debt.............    2,427.7     4,010.4     5,807.9     6,017.3      8,945.4      8,334.9     13,343.4
  Realized shareholders'
    equity...................    5,133.1     5,263.9     6,090.4     6,064.0      6,296.4      6,132.1      6,478.4
  Total shareholders'
    equity...................    6,713.6     7,312.1     8,178.6     7,626.9      8,239.2      7,697.8      8,199.9
RATIOS AND OTHER DATA:
  ROA........................       1.28%       1.34%       1.18%       1.48%        1.35%        1.35%        1.36%
  Return on average realized
    shareholders' equity.....      16.84       19.07       17.21       20.83        21.46        21.47        21.76
  Return on average total
    shareholders' equity.....      13.35       14.04       12.36       16.20        17.25        17.43        17.06
  Net interest margin........       4.40        4.23        3.97        3.88         3.55         3.57         3.58
  Efficiency ratio...........      61.41       57.41       62.02       60.35        57.47        57.89        56.22
  Total shareholders' equity
    to assets................       8.92        8.83        8.78        8.00         7.95         7.64         7.94
  Allowance to year-end
    loans....................       1.82        1.68        1.53        1.32         1.21         1.21         1.24
  Nonperforming assets to
    total loans plus other
    real estate owned........       0.74        0.43        0.39        0.42         0.59         0.56         0.73
  Common dividend payout
    ratio....................       31.9        30.4        32.9        33.4         34.3         34.7         34.2
Full-service banking
  offices....................      1,073       1,072       1,079       1,114        1,129        1,164        1,128
ATMs.........................      1,394       1,691       1,839       1,968        1,991        1,956        2,003

---------------

(1) Includes securities losses of $114.9 million related to the securities portfolio repositioning in the fourth quarter of 1999.
(2) Includes securities gains of $60.4 million related to the securities portfolio repositioning in the second and third quarters of 2001.
(3) Includes merger-related expenses of $42.4 million in 2000, $45.6 million in 1999 and $119.4 million in 1998 related to the acquisition of Crestar Financial Corporation in the fourth quarter of 1998.
(4) Includes enhancements to customer base systems of $39.1 million for the nine months ended September 30, 2001 related to the One Bank initiative -- an initiative to legally consolidate separate SunTrust bank charters into a single charter.
(5) Includes the gain on the sale of SunTrust's consumer credit card portfolio during the fourth quarter of 1999, net of $124.6 million in taxes.
(6) Includes the loss on SunTrust's early extinguishment of long-term debt during the second quarter of 2001, net of $9.6 million in taxes.

                              SUNTRUST CAPITAL IV

     We are a statutory business trust formed under Delaware law. We were created pursuant to a certificate of trust, which was filed with the Secretary of State of Delaware on February 10, 1998. A statutory business trust is a separate legal entity that can be formed for the purpose of holding property. For federal income tax purposes, we are a grantor trust. We exist for the exclusive purposes of:

     - issuing the preferred securities and common securities, which represent undivided beneficial interests in our assets;

     - investing the gross proceeds received from the sale of the preferred securities and common securities in an equal aggregate principal amount of the debentures; and

     - engaging in only those other activities necessary, appropriate, convenient or incidental thereto.

     The public will initially own all of our preferred securities. SunTrust will own all of our common securities. When we issue the preferred securities, our declaration of trust will be amended and restated to set the terms of the preferred securities. The common securities will represent an aggregate liquidation amount equal to at least 3% of our total capitalization. The preferred securities will represent the remaining approximate 97% of our total capitalization.

     Pursuant to the amended declaration, we will initially have five trustees. Three of the trustees are employees or officers of SunTrust, which we refer to as the "regular trustees". Bank One, N.A. will serve as institutional trustee under the amended declaration. Bank One Delaware, Inc. will act as the Delaware trustee. The institutional trustee and the Delaware trustee may at any time be removed or replaced by the holder of the common securities. For purposes of compliance with the provisions of the Trust Indenture Act, Bank One, N.A. will also act as indenture trustee under the guarantee until replaced by the holder of the common securities.

     The institutional trustee will hold title to the debentures for our benefit and that of the holders of the preferred securities and common securities and, so long as we hold the debentures, the institutional trustee will have the power to exercise all rights, powers, and privileges of a holder of debentures under the indenture. In addition, the institutional trustee will maintain exclusive control of a segregated non-interest bearing bank account to hold all payments made in respect of the debentures for the benefit of the holders of the preferred securities and common securities, which we refer to as the "property account". The property account may be held at the institutional trustee or any paying agent of the institutional trustee. The institutional trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the preferred securities and common securities out of funds from the property account. Bank One, N.A. will hold the guarantee for the benefit of the holders of the preferred securities.

     SunTrust, as the direct or indirect holder of all the common securities, will have the right to appoint, remove or replace any trustee and to increase or decrease the number of trustees. SunTrust will pay all fees, expenses, debts and obligations, other than with respect to the preferred securities and common securities, incurred and associated with us and the offering of the preferred securities.

                    DESCRIPTION OF THE PREFERRED SECURITIES

     The preferred securities will be issued pursuant to the amended declaration. The amended declaration will be qualified as an indenture under the Trust Indenture Act of 1939. The terms of the preferred securities will include those in the amended declaration and those made part of the amended declaration by the Trust Indenture Act. The following summary of the material terms and provisions of the preferred securities is not intended to be a complete. You should read the following description together with the amended declaration to help you understand the terms of the preferred securities. A form of the amended declaration has been filed as an exhibit to the registration statement of which the accompanying prospectus forms a part.

GENERAL

     The amended declaration authorizes the regular trustees to issue the preferred securities and the common securities. Our only assets will be the debentures. These preferred securities and common securities represent undivided beneficial interests in our assets. All of the common securities will be owned, directly or indirectly, by SunTrust. The common securities rank equally, and payments will be made on the common securities on a ratable basis, with the preferred securities. If an event of default under the amended declaration exists, however, the rights of the holders of the common securities to receive distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the preferred securities. The declaration does not permit us to issue any securities other than the preferred securities and common securities or to incur any debt.

DISTRIBUTIONS

     The preferred securities represent undivided beneficial interests in our assets. Distributions on the preferred securities will be cumulative and will
accrue from October   , 2001 at the annual rate of      % of the $25 liquidation
amount of each preferred security. Distributions will be payable quarterly in
arrears on                ,                ,                and
of each year, beginning           , 2002, to holders of record of the preferred
securities. Distributions not paid when due for more than one quarterly payment
period will themselves accumulate interest at the annual rate of      %
compounded quarterly. When we refer to any payment of distributions, any such additional distributions are included. We will compute the amount of distributions payable for any period on the basis of a 360-day year of twelve 30-day months. The amount of distributions payable for any partial period will be computed on the basis of the actual number of days elapsed in the period.

     If distributions are payable on a date that is not a business day, then we will pay the distributions payable on that date on the next succeeding day that is a business day, without making any additional distributions or other payments because of the delay. However, if the next business day falls in the next calendar year, we will make the payment on the immediately preceding business day. A "business day" means any day other than:

     - a day on which banking institutions in New York, New York or Chicago, Illinois are authorized or required by law or executive order to remain closed, or

     - a day on which the corporate trust office of the indenture trustee is closed for business.

     The term "distributions" includes any quarterly payments made on the preferred and common securities, any deferred distribution and any payments that accumulate on distributions not paid on the applicable distribution date, all as further described below and in the accompanying prospectus.

DEFERRAL OF DISTRIBUTIONS

     If SunTrust is not in default under the indenture, SunTrust may, on one or more occasions, defer the payment of interest on the debentures for up to 20 consecutive quarterly periods, which we refer to in each case as an "extension period." Because interest payments on the debentures fund distributions on the preferred securities, quarterly distributions on the preferred securities will be deferred during any extension period. During an extension period, the amount of distributions due to you on the preferred securities will accumulate and these deferred distributions will
accrue additional distributions at the annual rate of      % compounded
quarterly.

     SunTrust may not defer interest payments for any period of time:

        - that exceeds 20 consecutive quarterly periods with respect to each extension period; or

        - that extends beyond the maturity date of the debentures on October   ,
          2031.

     During any extension period, neither SunTrust nor any subsidiaries may:

          (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of SunTrust's capital stock; or

          (2) make any payment of principal of, or premium or interest on, or repay, repurchase, or redeem any of SunTrust's debt securities that rank equal or junior to the debentures; or

          (3) make any guarantee payment regarding any guarantee by SunTrust of debt securities of any of its subsidiaries if such guarantee ranks equal or junior to the debentures;

     in each case other than:

        - dividends, distributions, redemptions, purchases or acquisitions made by SunTrust by way of issuance of its capital stock (or options, warrants or other rights to subscribe for its capital stock),

        - dividends declared in connection with implementing a shareholders' rights plan, issuing stock under the plan or redeeming or repurchasing rights pursuant to the plan,

        - payments under the guarantee or the guarantee of the common securities,

        - the purchase of fractional shares resulting from a reclassification of SunTrust's capital stock,

        - the purchase of fractional shares of SunTrust's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged,

        - purchases of common stock related to the issuance of common stock or rights under any of SunTrust's benefit plans for its directors, officers or employees, and

        - obligations under any of SunTrust's dividend reinvestment or stock purchase plans.

     Prior to the termination of any extension period, SunTrust may further extend the payment of interest provided that the extension period complies with the conditions above. Upon the termination of an extension period and the payment of all amounts then due under the indenture, SunTrust may elect to begin a new extension period as long as SunTrust complies with the above conditions. There may be more than one extension period prior to the maturity of the debentures. Deferral of interest payments is not an event of default under the indenture.

     The institutional trustee will give you notice of SunTrust's election to defer interest payments upon receipt of notice from SunTrust. There is no limitation on the number of times that SunTrust may elect to defer interest payments and begin an extension period. If SunTrust elects to defer interest payments, you will be required to accrue and recognize income (in the form of original issue discount) for United States federal income tax purposes regardless of your actual receipt of the distributions, subject to any changes in the United States federal income tax laws.

PAYMENT OF DISTRIBUTIONS

     Distributions on the preferred securities will be payable to holders named on the securities register of the Trust on the relevant record date. As long as the preferred securities are represented by a global security, the record date for the payment of distributions will be one business day before the relevant payment date. If the preferred securities are ever issued in certificated form, the record date for the
payment of distributions will be the   day of the last month of each quarterly
distribution period, even if that day is not a business day.

     As long as the preferred securities are represented by a global security, payments on the preferred securities will be made in immediately available funds to DTC, the depositary for the preferred securities. If the preferred securities are ever issued in certificated form, payment of distributions on the preferred securities will be made by check mailed on or before the due date to the holders of preferred securities on the relevant record date.

     Our only source of income is the payments SunTrust will make on the debentures. If SunTrust does not make payments on the debentures, we will not have funds available to make payments on the preferred securities. Although SunTrust will guarantee payment of distributions on the preferred securities under the guarantee, SunTrust will only be obligated to make a payment under the guarantee if we have the funds available to make the payment but fail to do so.

MANDATORY REDEMPTION

     The preferred securities have no stated maturity but must be redeemed upon the maturity of the debentures or their earlier redemption. The debentures
mature on October   , 2031. SunTrust may redeem the debentures before their
maturity:

          (1) in whole or in part at any time on or after           , 2006; and

          (2) in whole, but not in part, at any time within 90 days upon the occurrence of a tax event, investment company event or capital treatment event.

     SunTrust will obtain regulatory approval to redeem the debentures, if then required, if it is necessary to obtain Tier 1 capital treatment for the preferred securities under Federal Reserve guidelines.

     Upon the repayment or redemption of some or all of the debentures, we will use the cash we receive to redeem a like liquidation amount of the preferred securities and, unless an event of default under the amended declaration then exists, the common securities. We will redeem the preferred securities and common securities (if applicable) at a price equal to the redemption price for a like amount of debentures plus accrued and unpaid distributions to the redemption date. In the case of repayment of the debentures at maturity or their earlier redemption, the repayment or redemption price, as the case may be, will be 100% of the principal amount of the debentures to be repaid or redeemed plus accrued and unpaid interest to the repayment or redemption date.

     If less than all the preferred securities and common securities are to be redeemed in situations where common securities may be redeemed, then the aggregate liquidation amount of preferred securities and common securities to be redeemed will be allocated pro rata based on the liquidation amount of the preferred securities and the common securities. We cannot redeem less than all of the preferred securities unless all accrued and unpaid distributions on the preferred securities have been paid on or before the redemption date.

     "Tax event" means that we have received an opinion of counsel experienced in such matters to the effect that, as a result of any:

          (1) amendment to, or change, including any announced proposed change, in, the laws or regulations of the United States or any political subdivision or taxing authority affecting taxation; or

          (2) official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, where such change or amendment becomes effective, or such pronouncement, action or decision is announced or occurs, on or after the date of this prospectus supplement, there is more than an insubstantial risk that:

        - we are or, within 90 days of the date of such opinion, would be subject to United States federal income tax with respect to interest accrued or received on the debentures;

        - interest payable by SunTrust on the debentures is not or, within 90 days of the date of such opinion, would not be deductible by SunTrust in whole or in part for United States federal income tax purposes; or

        - we are or, within 90 days of the date of such opinion, would be subject to more than a minimal amount of other taxes, duties or other governmental charges.

     "Investment company event" means that we have received an opinion of counsel experienced in such matters which states that, as a result of the occurrence of an amendment, or change, including any announced proposed change, in the laws or regulations of the United States or any political subdivision or other governmental agency or regulatory authority, there is more than an insubstantial risk that we are or will be considered an "investment company" which is required to be registered under the Investment Company Act of 1940, which change in laws becomes effective on or after the date of this prospectus supplement.

     "Capital treatment event" means the reasonable determination by SunTrust that, as a result of:

          (1) any amendment to, or change, including any announced proposed change, in the laws or regulations of the United States or any political subdivision that is effective or is announced on or after the date of this prospectus supplement; or

          (2) any official administrative pronouncement or action or judicial decision interpreting or applying United States laws or regulations that is effective or is announced on or after the date of this prospectus supplement, there is more than an insubstantial risk that SunTrust will not be entitled to treat an amount equal to the liquidation amount of the preferred securities as Tier 1 capital under the risk-based capital adequacy guidelines of the Federal Reserve Board.

REDEMPTION PROCEDURES

     You will receive at least 30 days, but not more than 60 days, written notice before any redemption of preferred securities. If there are accrued and unpaid distributions on the preferred securities that have not been paid on or before the redemption date, we cannot redeem less than all of the preferred securities.

     If (1) we give an irrevocable notice of redemption of the preferred securities, and (2) SunTrust has paid to the institutional trustee a sufficient amount of cash in connection with the related redemption or maturity of the debentures, then on the redemption date, the institutional trustee will irrevocably deposit with DTC funds sufficient to pay the redemption price for the preferred securities being redeemed. See "-- Book-Entry Only Issuance -- The Depository Trust Company" beginning on page S-27 of this prospectus supplement. We will also give DTC irrevocable instructions and authority to pay the redemption amount in immediately available funds to the beneficial owners of the global securities representing the preferred securities. Distributions to be paid on or before the redemption date for any preferred securities called for redemption will be payable to the holders on the record dates for the related dates of distribution.

     Once notice of redemption is given and funds are irrevocably deposited, distributions on the preferred securities will cease to accumulate immediately prior to the close of business on the redemption date and all rights of the holders of the preferred securities called for redemption will cease, except for the right to receive the redemption amount (but without interest on such redemption amount).

     If any redemption date is not a business day, then the redemption amount will be payable on the next business day (and without any interest or other payment in respect of any such delay). However, if payment on the next business day causes payment of the redemption amount to be in the next calendar year, then payment will be on the preceding business day.

     If payment of the redemption amount for any preferred securities called for redemption is improperly withheld or refused and not paid either by us or by SunTrust under the guarantee, distributions on the preferred securities will continue to accumulate at the applicable rate from the original redemption date scheduled to the actual date of payment. In this case, the actual payment date will be considered the redemption date for purposes of calculating the redemption amount.

     If less than all of the preferred securities are redeemed, the preferred securities will be redeemed pro rata in accordance with DTC's internal procedures. See "-- Book-Entry Only Issuance -- The Depository Trust Company" on page S-27 of this prospectus supplement.

     In compliance with applicable law, including the United States federal securities laws, SunTrust or its affiliates may, at any time, purchase outstanding preferred securities by tender, in the open market, by private agreement or otherwise.

EVENTS OF DEFAULT UNDER AMENDED DECLARATION

     An event of default under the indenture, which we refer to as an "indenture event of default," constitutes an event of default under our amended declaration, which we refer to as a "declaration event of default." Notwithstanding the foregoing, the holder of the common securities will be deemed to have waived any declaration event of default with respect to the common securities until all declaration events of defaults with respect to the preferred securities have been cured, waived or otherwise eliminated. Until such declaration event of default with respect to the preferred securities has been cured, waived or otherwise eliminated, the institutional trustee will be deemed to be acting solely on behalf of the holders of the preferred securities and only the holders of the preferred securities will have the right to direct the institutional trustee with respect to certain matters under the declaration, and therefore the indenture.

     If the institutional trustee fails to enforce its rights under the debentures, any holder of preferred securities may directly institute a legal proceeding against SunTrust to enforce these rights without first suing the institutional trustee or any other person or entity. If a declaration event of default exists and is attributable to the failure of SunTrust to pay interest or principal on the debentures when otherwise payable, or in the case of redemption, the redemption date, then a holder of preferred securities may also bring a direct action. This means that a holder may directly sue for enforcement of payment to such holder of the principal of or interest on the debentures having a principal amount equal to the aggregate liquidation amount of the preferred securities of such holder on or after the respective due date specified in the debentures. Such holder need not first (1) direct the institutional trustee to enforce the terms of the debentures or (2) sue SunTrust to enforce the institutional trustee's rights under the debentures.

     In connection with such direct action, SunTrust will be subrogated to the rights of such holder of preferred securities under the amended declaration to the extent of any payment made by SunTrust to such holder of preferred securities in such direct action. This means that SunTrust will be entitled to payment of amounts that a holder of preferred securities receives in respect of an unpaid distribution that resulted in the bringing of a direct action to the extent that the holder receives or has already received full payment relating to such unpaid distribution from SunTrust. Holders of preferred securities may not exercise directly any other remedy available to the holders of the debentures.

     Upon the occurrence of a declaration event of default, the institutional trustee will have the right under the indenture to declare the principal of and interest on the debentures to be immediately due and payable.

DISTRIBUTION OF DEBENTURES

     SunTrust will have the right at any time to cause our dissolution and cause the debentures to be distributed to the holders of the preferred securities and common securities. Prior to such dissolution, SunTrust will obtain any required regulatory approval.

     After the date for any distribution of debentures upon our dissolution:

     - the preferred securities will no longer be deemed to be outstanding,

     - DTC or its nominee, as record holder of the preferred securities, will receive a registered global certificate or certificates representing the debentures to be delivered upon such distribution, and

     - any certificates representing preferred securities not held by DTC or its nominee will be deemed to represent debentures having an aggregate principal amount equal to the aggregate liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, such preferred securities until such certificates are presented to SunTrust or its agent for transfer or reissuance.

     There can be no assurance as to the market prices for either the preferred securities or the debentures that may be distributed in exchange for the preferred securities if we were to dissolve or liquidate. This means that the preferred securities that an investor may purchase, whether in connection with this offering or in the secondary market, or the debentures that an investor may receive if we were to dissolve or liquidate, may trade at a discount to the price that the investor paid to purchase the preferred securities in this offering.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

     Pursuant to the amended declaration, we will dissolve upon the earliest of:

     - October   , 2056, the expiration of our term,

     - the bankruptcy of SunTrust,

     - the filing of a certificate of dissolution or its equivalent with respect to SunTrust, the filing of a certificate of cancellation with respect to us after obtaining the consent of the holders of at least a majority in liquidation amount of the preferred securities and common securities affected thereby voting together as a single class to file such certificate of cancellation or the revocation of the charter of SunTrust and the expiration for 90 days after the date of revocation without the reinstatement thereof,

     - the distribution of debentures to holders of the preferred securities and common securities,

     - the entry of a decree of judicial dissolution of the holder of common securities, SunTrust or us, or

     - the redemption of all our securities.

We refer to any of these events as a "dissolution event."

     Upon the occurrence of a dissolution event, the holders of preferred securities will be entitled to receive out of our assets, after satisfaction of liabilities to creditors, distributions in an amount equal to the aggregate of the liquidation amount of $25 per preferred security plus accrued and unpaid distributions thereon to the payment date. However, such holders will not receive this distribution if SunTrust instead distributes on a ratable basis to the holders of the preferred securities debentures in an aggregate principal amount equal to the aggregate liquidation amount of, with an interest rate equal to the distribution rate of, and bearing accrued and unpaid interest in an amount equal to accrued and unpaid distributions on, such preferred securities.

     If this distribution can be paid only in part because we have insufficient assets available to pay in full the aggregate distribution, then the amounts payable directly by us on the preferred securities will be paid on a ratable basis. The holder of the common securities will be entitled to receive distribution upon any such dissolution event on a ratable basis with the holders of the preferred securities, except that if a declaration event of default has occurred and is continuing, the preferred securities will have a preference over the common securities with regard to such distributions.

VOTING RIGHTS

     Except as described herein and under "Description of the Preferred Securities Guarantees -- Modification of the Preferred Securities Guarantees; Assignment" on page 12 in the accompanying prospectus, as provided under the Delaware Business Trust Act and the Trust Indenture Act, and as otherwise required by law and the amended declaration, the holders of the preferred securities will have no voting rights.

     Subject to the requirement of the institutional trustee obtaining a tax opinion in certain circumstances set forth below, the holders of a majority in aggregate liquidation amount of the preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the institutional trustee, or direct the exercise of any trust or power conferred upon the institutional trustee under the declaration, including the right to direct the institutional trustee, as holder of the debentures, to:

     - exercise the remedies available under the indenture with respect to the debentures, or

     - waive any past indenture event of default that is waivable under the indenture, or

     - exercise any right to rescind or annul a declaration that the principal of all the debentures shall be due and payable, or

     - consent to any amendment, modification or termination of the indenture or the debentures, where such consent should be required.

     Where a consent or action under the indenture would require the consent or act of holders of more than a majority in principal amount of the debentures, or a "super majority," then only the holders of a super majority in aggregate liquidation amount of the preferred securities may direct the institutional trustee to give the consent or take the action. If the institutional trustee fails to enforce its rights under the debentures, any record holder of preferred securities may directly sue SunTrust to enforce the institutional trustee's rights under the debentures. The record holder does not have to sue the institutional trustee or any other person or entity before enforcing his rights.

     The institutional trustee must notify all holders of the preferred securities of any notice of default received by the indenture trustee with respect to the debentures. The notice must also state that such indenture event of default also constitutes a declaration event of default. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the institutional trustee shall not take any of the actions described in the bullet points above unless the institutional trustee has obtained an opinion of nationally recognized independent tax counsel to the effect that, as a result of such action, we will not be classified as other than a grantor trust for United States federal income tax purposes.

     If the consent of the institutional trustee, as the holder of the debentures, is required under the indenture with respect to any amendment, modification or termination of the indenture or the debentures, the institutional trustee shall request the written direction of the holders of the preferred securities. Then, the institutional trustee will vote as directed by a majority in liquidation amount of the preferred securities. However, where a consent under the indenture would require the consent of a super-majority, the institutional trustee may only give such consent at the direction of the holders of the same super-majority of the holders of the preferred securities. The institutional trustee may not take any action in accordance with the directions of the holders of the preferred securities unless the institutional trustee has obtained an opinion of nationally recognized independent tax counsel to the effect that we will not be classified as other than a grantor trust for United States federal income tax purposes on account of such action.

     Any required approval or direction of holders of preferred securities may be given at a separate meeting of holders of preferred securities convened for such purpose, at a meeting of all of the holders of preferred securities and common securities or by written consent. The regular trustees will mail to each holder of record of preferred securities a notice of any meeting at which holders are entitled to vote, or of any matter on which action by written consent of the holders is to be taken. Each notice will include a statement setting forth the following information:

     - the date of such meeting or the date by which such action is to be taken;

     - a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought; and

     - instructions for the delivery of proxies or consents.

     No vote or consent of the holders of preferred securities will be required for us to redeem and cancel preferred securities or distribute debentures in accordance with the amended declaration.

     Despite the fact that holders of preferred securities are entitled to vote or consent under the circumstances described above, any of the preferred securities that are owned at the time by SunTrust or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, SunTrust, will not be entitled to vote or consent. Instead, these preferred securities will be treated as if they were not outstanding.

     A waiver of an indenture event of default will constitute a waiver of the corresponding declaration event of default.

     You will not have any rights to appoint or remove any of our trustees. SunTrust, as the holder of the common securities, has the sole right to appoint, remove or replace our trustees.

MODIFICATION OF THE AMENDED DECLARATION

     The amended declaration may be modified and amended by the regular trustees, and in certain circumstances, the institutional trustee and the Delaware trustee. If, however, any proposed amendment provides for, or the regular trustees otherwise propose to effect,

          (1) any amendment that would adversely affect the rights, privileges or preferences of any holder of the preferred securities or the common securities, whether by way of amendment to the amended declaration or otherwise, or

          (2) our dissolution, winding-up or termination other than pursuant to the terms of the amended declaration,

then the holders of the common securities and preferred securities voting together as a single class will be entitled to vote on such amendment or proposal, but not on any other amendment or proposal, and such amendment or proposal will not be effective except with the approval of the holders of at least a majority in liquidation amount of the preferred securities and common securities affected thereby.

     However, if any amendment or proposal referred to in clause (1) above would adversely affect only the preferred securities or common securities, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal will not be effective except with the approval of a majority in liquidation amount of preferred securities or common securities, as the case may be.

     Notwithstanding the foregoing, no amendment or modification may be made to the amended declaration if such amendment or modification would:

        - cause us to be classified for purposes of United States federal income taxation as other than a grantor trust,

        - reduce or otherwise adversely affect the powers of the institutional trustee, or

        - cause us to be deemed an "investment company" that is required to be registered under the Investment Company Act of 1940.

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

     We may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease our properties and assets substantially as an entirety, to any corporation or other body except as described below. We may, with the consent of the regular trustees and without the consent of the holders of the preferred securities, consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease our properties and assets substantially as an entirety to, a trust organized as such under the laws of any State; provided, that:

          (1) such successor entity either:

        - expressly assumes all of our obligations under the preferred securities and common securities; or

        - substitutes for the preferred securities and common securities other successor securities having substantially the same terms as the preferred securities and common securities, so long as the successor securities rank the same as the preferred securities and common securities rank regarding distributions and payments upon liquidation, redemption and otherwise;

          (2) SunTrust expressly acknowledges a trustee of such successor entity possessing the same powers and duties as the institutional trustee in its capacity as the holder of the debentures;

          (3) the preferred securities or any successor securities are listed, or any successor securities will be listed upon notification of issuance, on any national securities exchange or with another organization on which the preferred securities are then listed or quoted;

          (4) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the preferred securities, including any successor securities, to be downgraded by any nationally recognized statistical rating organization;

          (5) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities and common securities, including any successor securities, in any material respect, other than in connection with any dilution of the holders' interest in the new entity;

          (6) such successor entity has a purpose identical to our purpose;

          (7) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, SunTrust has received an opinion of a nationally recognized independent counsel experienced in such matters to the effect that:

        - such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities and common securities, including any successor securities, in any material respect, other than in connection with any dilution of the holders' interest in the new entity;

        - following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease neither we nor such successor entity will be required to register as an "investment company" under the Investment Company Act of 1940; and

        - following such merger, consolidation, amalgamation, conveyance, transfer or lease we or such successor entity will continue to be classified as a grantor trust for United States federal income tax purposes;

          (8) SunTrust guarantees the obligations of the successor entity under the successor securities at least to the extent provided by the guarantee and the guarantee of the common securities.

     Despite the foregoing, SunTrust will not, except with the consent of holders of 100% in liquidation amount of the preferred securities and common securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if in the opinion of a nationally recognized independent tax counsel experienced in such matters, such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause us or our successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

     The preferred securities will be book-entry securities. Upon issuance, all book-entry securities will be represented by one or more fully registered global preferred securities, without distribution coupons. Each global preferred security will be deposited with, or on behalf of, The Depositary Trust Company, a securities depository, and will be registered in the name of DTC or a nominee of DTC. DTC will thus be the only registered holder of these preferred securities and will be considered the sole owner of the preferred securities for purposes of the amended declaration.

     Purchasers of preferred securities may only hold interests in the global preferred securities through DTC if they are a participant in the DTC system. Purchasers may also hold interests through securities intermediary banks, brokerage houses and other institutions that maintain securities accounts for customers that have an account with DTC or its nominee. DTC will maintain accounts showing the preferred security holdings of its participants, and these participants will in turn maintain accounts showing the preferred security holdings of their customers. Some of these customers may themselves be securities intermediaries holding preferred securities for their customers. Thus, each beneficial owner of a book-entry preferred security will hold that preferred security indirectly through a hierarchy of intermediaries, with DTC at the "top" and the beneficial owner's own securities intermediary at the "bottom."

     The preferred securities of each beneficial owner of a book-entry security will be evidenced solely by entries on the books of the beneficial owner's securities intermediary. The actual purchaser of the preferred securities will generally not be entitled to have the preferred securities represented by the global securities registered in its name and will not be considered the owner under the amended declaration. In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder's ownership of preferred securities. The book-entry system for holding preferred securities eliminates the need for physical movement of certificates and is the system through which most publicly traded securities are held in the United States. However, the laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability to transfer book-entry securities.

     A beneficial owner of book-entry securities represented by a global preferred security may exchange the securities for definitive (paper) preferred securities only if:

     - DTC is unwilling or unable to continue as depositary for such global preferred security and SunTrust is unable to find a qualified replacement for DTC within 90 days;

     - at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934;

     - the regular trustees elect after consultation with SunTrust to terminate the book-entry system through DTC with respect to the preferred securities; or

     - an indenture event of default relating to the debentures then exists.

     Any global preferred security that is exchangeable will be exchangeable in whole for definitive preferred securities in registered form, with the same terms and of an equal aggregate liquidation amount, in denominations of $25 and whole multiples of $25.

     Definitive preferred securities will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the securities. DTC may base its written instruction upon directions it receives from its participants.

     In this prospectus supplement, for book-entry preferred securities, references to actions taken by preferred security holders will mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to preferred security holders will mean payments and notices of redemption to DTC as the registered holder of the preferred securities for distribution to participants in accordance with DTC's procedures.

     DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under section 17A of the Securities Exchange Act of 1934. The rules applicable to DTC and its participants are on file with the SEC.

     SunTrust and the trustees will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interest in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

     DTC may discontinue providing its services as securities depositary with respect to the preferred securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor securities depositary is not obtained, preferred securities certificates are required to be printed and delivered. Additionally, the regular trustees, with the consent of SunTrust, may decide to discontinue use of the system of book-entry transfers through DTC or any successor depositary with respect to the preferred securities. In that event, certificates for the preferred securities will be printed and delivered.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that SunTrust and we believe to be reliable, but neither SunTrust nor we take responsibility for the accuracy thereof.

INFORMATION CONCERNING THE INSTITUTIONAL TRUSTEE

     Prior to the occurrence of a default relating to the preferred securities and common securities, the institutional trustee undertakes to perform only such duties as are specifically set forth in the declaration. After such a default, the institutional trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The institutional trustee is under no obligation to exercise any of the powers vested in it by the amended declaration at the request of any holder of preferred securities unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. Despite the foregoing, the holders of preferred securities will not be required to offer such indemnity in the event such holders, by exercising their voting rights, direct the institutional trustee to take any action following a declaration event of default. The institutional trustee also serves as the trustee under the guarantee and as the trustee under the indenture.

REGISTRAR, TRANSFER AGENT AND PAYING AGENT

     Bank One, N.A. will act as registrar, transfer agent and paying agent for the preferred securities. Bank One is presently located at 1 Bank One Plaza, Chicago Illinois, 60670. If the preferred securities do not remain in book-entry only form, one or more additional paying agents may be appointed if so required by any rule or regulation of any securities exchange upon which the preferred securities may be listed at such time. The paying agent may resign as paying agent upon 30 days' written notice to our trustees. In the event that Bank One is no longer the paying agent, the institutional trustee will appoint a successor to act as paying agent, which must be a bank or trust company acceptable to the regular trustees.

     Registration of transfers of preferred securities will be effected without charge by us or on our behalf, but upon payment, with the giving of any indemnity we or SunTrust may require, in respect of any tax or other governmental charges that may be imposed in relation to it.

     We will not be required to register or cause to be registered the transfer of preferred securities after such preferred securities have been called for redemption.

GOVERNING LAW

     The amended declaration and the preferred securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

     The regular trustees are authorized and directed to operate us in such a way so that we will not be required to register as an "investment company" under the Investment Company Act of 1940 or be characterized as other than a grantor trust for United States federal income tax purposes. SunTrust is authorized and directed to conduct its affairs so that the debentures will be treated as indebtedness of SunTrust for United States federal income tax purposes. In this connection, SunTrust and the regular trustees are authorized to take any action, not inconsistent with applicable law, our certificate of trust or the certificate of incorporation of SunTrust, that each of SunTrust and the regular trustees determine in their discretion to be necessary or desirable to achieve such end, as long as such action does not adversely affect the interests of the holders of the preferred securities or vary the terms of the preferred securities.

     Holders of the preferred securities have no preemptive rights.

                         DESCRIPTION OF THE DEBENTURES

     The debentures will be issued pursuant to the indenture. The indenture will be qualified under the Trust Indenture Act of 1939. The terms of the debentures will include those in the amended declaration and those made part of the indenture by the Trust Indenture Act. The following summary of the material terms and provisions of the debentures is not intended to be complete. You should read the following description together with the indenture to help you understand the terms of the debentures. A copy of the indenture has been filed as an exhibit to the registration statement of which the accompanying prospectus forms a part.

GENERAL

     The debentures will be issued as unsecured debt under the indenture. The debentures will be limited in aggregate principal amount to approximately
$          . This amount is the sum of the aggregate stated liquidation amount of the preferred securities and the common securities.

     The debentures are not entitled to any sinking fund provision. The entire principal amount of the debentures will mature and become due and payable, together with any accrued and unpaid interest thereon, and additional interest
(as defined below), if any, on                          , 2031.

     If debentures are distributed to holders of preferred securities in liquidation of such holders' interests in us, the debentures will initially be issued in the form of one or more global securities (as described below). As described in this prospectus supplement, under limited circumstances, debentures may be issued in certificated form in exchange for a global security. In the event that debentures are issued in certificated form, the debentures will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on debentures issued as a global security will be made to DTC, to a successor depositary or, in the event that no depositary is used, to a paying agent for the debentures. If debentures are issued in certificated form, principal and interest will be payable, the transfer of the debentures will be registrable and debentures will be exchangeable for debentures of other denominations of a like aggregate principal amount at the corporate trust office of the indenture trustee in New York, New York. Payment of interest may be made at the option of SunTrust by check mailed to the address of the persons entitled thereto.

     SunTrust has the right to dissolve the Trust and cause the debentures to be distributed to the holders of the preferred securities and the common securities.

     The indenture does not contain provisions that would afford holders of debentures protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving SunTrust that may adversely affect such holders.

SUBORDINATION

     The debentures are unsecured and will rank junior to all of SunTrust's senior indebtedness. SunTrust may not make payments of principal, including redemption payments, or interest on the debentures if it defaults on a payment of its senior indebtedness. As a result, in the event of a distribution of SunTrust's assets to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshalling of assets or liabilities or any bankruptcy, insolvency or similar proceedings, all principal, premium, if any, interest due or to become due on all of SunTrust's senior indebtedness must be paid in full before the holders of the debentures are entitled to receive any payment.

     Neither the debentures nor the guarantee will limit SunTrust's ability to incur any additional indebtedness including indebtedness that ranks senior to the debentures and the guarantee. At September 30, 2001, after giving effect to this offering and the application of the net proceeds, SunTrust would have had senior indebtedness of approximately $1.3 billion outstanding. In addition, because SunTrust is a holding company, the debentures are effectively subordinated to all existing and future debt and other liabilities of SunTrust's subsidiaries. See "Capitalization" and "Use of Proceeds" on page S-14 of this prospectus supplement.

     The term "senior indebtedness" means the principal of, and any premium and interest on, and any other payment due pursuant to, any of the following, whether outstanding at the date of execution of the indenture or thereafter incurred, created or assumed:

          (1) all obligations of SunTrust for money borrowed;

          (2) all obligations of SunTrust evidenced by notes, debentures, bonds or other similar instruments, including obligations incurred, created or assumed in connection with the acquisition of property, assets or businesses;

          (3) all reimbursement obligations of SunTrust with respect to letters of credit, bankers acceptances or similar facilities issued for the account of SunTrust;

          (4) all obligations of SunTrust issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

          (5) all capitalized lease obligations of SunTrust;

          (6) all payment obligations of SunTrust under any derivative products including any interest rate, foreign exchange rate and commodity forward contracts, options and swaps or similar agreements; and

          (7) all obligations of the type referred to in clauses (1) through (6) above of another person and all dividends of another person, the payment of which, in either case, SunTrust has guaranteed, or for which SunTrust is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise;

other than any indebtedness that by its terms expressly states that it is not senior to, or is pari passu with, the debentures.

INTEREST RATE AND MATURITY

     The debentures will mature on           , 2031 and will bear interest,
accruing from October   , 2001, at the annual rate of      % of their principal
amount, payable quarterly in arrears on        ,        ,        and        of
each year, beginning           , 2002. Interest payments not paid when due will
themselves accrue additional interest at the annual rate of      %. When we
refer to any payment of interest, interest includes such additional interest and any additional amounts. Each date on which interest is paid is called an "interest payment date." The interest payment provisions for the debentures correspond to the distribution provisions for the preferred securities. The debentures do not have a sinking fund. This means that SunTrust is not required to make any principal payments prior to maturity of the debentures. In the event the debentures are not in book-entry form (unless held by the institutional
trustee), applicable record dates for each interest payment will be        ,
       ,        and        .

OPTION TO EXTEND INTEREST PAYMENT DATE

     If no event of default has occurred or is continuing with respect to the debentures, SunTrust may, on one or more occasions, defer interest payments on the debentures for up to 20 consecutive quarterly periods. An extension period
may not extend beyond the maturity of the debentures on           , 2031 and may
not end on a date other than an interest payment date. No interest will be due and payable on the debentures until the end of the extension period unless the debentures are redeemed prior to such time.

     If the institutional trustee is the only registered holder of the debentures, SunTrust will give us, the regular trustees and the indenture trustee notice if it decides to defer interest payments on the debentures as specified in the terms of the debentures. The regular trustees will then notify you of SunTrust's decision to defer interest payments on the debentures. If the institutional trustee is not the registered holder of the debentures SunTrust will notify holders of the debentures and the indenture and the trustees of SunTrust's election to defer interest payments on the indenture. There is no limitation on the number of times that SunTrust may elect to begin an extension period, so long as SunTrust is not in default under the indenture. For more information on SunTrust's option to extend any interest payment period on the debentures, the relation of such extension to payment of distributions on the preferred securities, see "Description of Preferred Securities -- Deferral of Distributions" on page S-18 of this prospectus supplement.

REDEMPTION

     SunTrust may redeem the debentures before their maturity:

     - in whole or in part on or after           , 2006,

     - in whole but not in part within 90 days upon the occurrence of a tax event, investment company event or capital treatment event; or

in each case at a redemption price equal to 100% of the principal amount of the debentures being redeemed plus accrued and unpaid interest to the redemption date. SunTrust will obtain regulatory approval to redeem the debentures, if then required, if it is necessary to obtain Tier 1 capital treatment for the preferred securities under Federal Reserve guidelines.

     In the event of a tax event, SunTrust will pay any and all taxes, duties, assessments or governmental charges that may be owed by us to the United States or any other taxing authority.

ADDITIONAL INTEREST

     If at any time we are required to pay any taxes, duties, assessments or governmental charges of whatever nature, other than withholding taxes, imposed by the United States, or any other taxing authority, then SunTrust will be required to pay additional interest on the debentures. The amount of any additional interest will be an amount sufficient so that the net amounts received and retained by us after paying any such taxes, duties, assessments or other governmental charges will be not less than the amounts we would have received had no such taxes, duties, assessments or other governmental charges been imposed. This means that we will be in the same position we would have been if we did not have to pay such taxes, duties, assessments or other charges.

DISTRIBUTION OF THE DEBENTURES

     SunTrust will have the right at any time to cause our dissolution and cause the debentures to be distributed to the holders of the preferred securities and common securities. If the institutional trustee distributes the debentures to the holders of the preferred and common securities upon our dissolution and liquidation, the debentures will be issued in denominations of $25 principal amount and integral multiples thereof. We anticipate that the debentures would be distributed in the form of one or more global securities and DTC, or any successor depositary of the preferred securities, would act as depositary for the debentures. The depositary arrangements for the debentures would be substantially similar to those in effect for the preferred securities.

BOOK-ENTRY AND SETTLEMENT

     If distributed to holders of preferred securities in connection with the involuntary or voluntary dissolution, winding-up or liquidation of us as a result of the occurrence of a tax event, investment company event or capital treatment event, the debentures will be issued in the form of one or more global certificates registered in the name of the depositary or its nominee. Each global certificate is referred to as a "global security." Except under the limited circumstances described below, debentures represented by a global security will not be exchangeable for, and will not otherwise be issuable as, debentures in definitive form. The global securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in such a global security.

     Except as provided below, owners of beneficial interests in such a global security will not be entitled to receive physical delivery of debentures in definitive form and will not be considered the holders, as defined in the indenture, of such global security for any purpose under the indenture. A global security representing debentures is only exchangeable for another global security of like denomination and tenor to be registered in the name of the depositary or its nominee or to a successor depositary or its nominee. This means that each beneficial owner must rely on the procedures of the depositary, or if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

THE DEPOSITARY

     If debentures are distributed to holders of preferred securities in liquidation of such holders' interests in us, DTC will act as securities depositary for the debentures. As of the date of this prospectus supplement, the description in this prospectus supplement of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments relating to the preferred securities apply in all material respects to any debt obligations represented by one or more global securities held by DTC. SunTrust may appoint a successor to DTC or any successor depositary in the event DTC or such successor depositary is unable or unwilling to continue as a depositary for the global securities. For a description of DTC and the specific terms of the depositary arrangements, see "Description of the Preferred
Securities -- Book-Entry Only Issuance -- The Depository Trust Company."

     None of SunTrust, we, the indenture trustee, any paying agent or any other agent of SunTrust or the indenture trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security for such debenture or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

DISCONTINUANCE OF THE DEPOSITARY'S SERVICES

     A global security will be exchangeable for debentures registered in the names of persons other than the depositary or its nominee only if:

     - the depositary notifies SunTrust that it is unwilling or unable to continue as a depositary for such global security and no successor depositary has been appointed;

     - the depositary, at any time, ceases to be a clearing agency registered under the Securities Exchange Act of 1934 at which time the depositary is required to be so registered to act as such depositary and no successor depositary has been appointed;

     - SunTrust, in its sole discretion, determines that such global security shall be so exchangeable; or

     - an indenture event of default relating to the debentures then exists.

     Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for debentures registered in such names as the depositary shall direct. It is expected that such instructions will be based upon directions received by the depositary from its participants relating to ownership of beneficial interests in such global security.

MISCELLANEOUS

     The indenture provides that SunTrust will pay all fees and expenses related to:

     - the offering of the preferred securities, common securities and the debentures;

     - the organization, maintenance and dissolution of us;

     - the retention of the trustees; and

     - the enforcement by the institutional trustee of the rights of the holders of the preferred securities.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

GENERAL

     The following is a summary of the material United States federal income tax considerations that may be relevant to a beneficial owner of preferred securities. The summary is based on laws, regulations, rulings, and decisions now in effect, all of which may change, possibly with retroactive effect. This summary deals only with a beneficial owner of preferred securities that purchases the preferred securities upon original issuance and who will hold the preferred securities as capital assets. This summary does not address tax considerations applicable to investors to whom special tax rules may apply, including:

     - banks;

     - tax-exempt entities;

     - insurance companies;

     - regulated investment companies;

     - common trust funds;

     - dealers in securities or currencies;

     - persons that will own the preferred securities indirectly through a partnership or similar pass-through entity;

     - persons that will hold the preferred securities as part of an integrated investment, including a straddle or conversion transaction, comprised of a preferred security and one or more other positions; or

     - United States holders (as defined below)that have a functional currency other than the U.S. dollar.

     Investors should consult their tax advisors in determining the tax consequences to them of purchasing, holding and disposing of the preferred securities, including the application to their particular situations of the United States federal income tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

CLASSIFICATION OF THE DEBENTURES

     In connection with the issuance of the debentures, King & Spalding, tax counsel to SunTrust and us will render its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the indenture and other relevant documents, and based on the facts and assumptions contained in such opinion, the debentures held by us will be classified for United States federal income tax purposes as indebtedness of SunTrust.

CLASSIFICATION OF THE TRUST

     In connection with the issuance of the preferred securities, King & Spalding will render its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the declaration, the indenture and other relevant documents, and based on the facts and assumptions contained in such opinion, we will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of preferred securities generally will be considered the owner of an undivided interest in the debentures and will be required to include in its gross income all interest or original issue discount ("OID" ) relating to its allocable share of those debentures.

UNITED STATES HOLDERS

     For purposes of this discussion, a "United States holder" is a beneficial owner of preferred securities who or that is:

     - a citizen or resident of the United States, as determined for United States federal income tax purposes;

     - a legal entity (1) created or organized in or under the laws of the United States or any state in the United States or the District of Columbia and (2) treated as a corporation for United States federal income tax purposes;

     - an estate, the income of which is subject to United States federal income taxation regardless of its source; or

     - a trust if (1) a United States court is able to exercise primary supervision over the trust's administration and one or more United States persons have the authority to control all of the trust's substantial decisions or (2) such trust has in effect a valid election to be treated as a domestic trust.

  Interest Income and Original Issue Discount

     Under applicable Treasury regulations, a "remote" contingency that stated interest will not be timely paid is ignored in determining whether a debt instrument is issued with OID. Because SunTrust's exercise of the option to defer payments of stated interest on the debentures would prevent SunTrust from declaring dividends on any class of equity stock, SunTrust believes that the likelihood of its exercising its option to defer payments is remote within the meaning of the regulations. Based on the foregoing, SunTrust believes that, although the matter is not free from doubt, the debentures will not be considered to be issued with OID. Accordingly, each United States holder of preferred securities should include in gross income such holder's allocable share of interest on the debentures in accordance with such holder's method of tax accounting. No published IRS or judicial interpretations have addressed the meaning of the term "remote" as used in the regulations, however, and it is possible that the IRS could take a position contrary to SunTrust's position.

     Under the regulations, if SunTrust were to exercise its option to defer any payment of interests, the debentures would be treated, solely for purposes of the OID rules, as issued with OID at the time of such exercise. In that event, a United States holder would be required to include OID in gross income on a current basis over the period the preferred securities are held, even though SunTrust and us would not be making any actual cash payments during the extended interest payment period. The amount of OID includible in the holder's taxable income would be determined on the basis of a constant yield method over the remaining term of the debentures, and the actual receipt of stated interest payments would no longer be reported separately as taxable income. The amount of OID that would accrue, in the aggregate, during the extended interest payment period would be approximately equal to the accrued stated interest on the debentures for such period.

     Because income on the preferred securities will constitute interest or OID, corporate holders of preferred securities will not be entitled to a dividends-received deduction relating to any income recognized relating to the preferred securities.

  Receipt of Debentures or Cash Upon Liquidation of the Trust

     Under the circumstances described in this prospectus supplement, debentures may be distributed to holders in exchange for preferred securities upon our liquidation. Under current law, such a distribution, for United States federal income tax purposes, would be treated as a non-taxable event to each United States holder, and each United States holder would receive an aggregate tax basis in the debentures equal to such holder's aggregate tax basis in its preferred securities. A United States holder's holding period in the debentures received in liquidation of the Trust would include the period during which the preferred securities were held by such holder. See "Description of the Preferred Securities -- Mandatory Redemption."

     Under the circumstances described in this prospectus supplement, the debentures may be redeemed by SunTrust for cash and the proceeds of such redemption distributed by us to holders in redemption of their preferred securities. Under current law, such a redemption would constitute a taxable disposition of the redeemed preferred securities. Accordingly, a United States holder could recognize gain or loss as if it had sold such redeemed preferred securities for cash. See "Description of the Preferred Securities" on page S-18 of this prospectus supplement and "Certain United States Federal Income Tax Consequences -- Sales of Preferred Securities" below.

  Sales of Preferred Securities

     A United States holder that sells preferred securities will be considered to have disposed of all or part of its ratable share of the debentures. Such United States holder will recognize gain or loss equal to the difference between its adjusted tax basis in the preferred securities and the amount realized on the sale of such preferred securities. Assuming that SunTrust does not exercise its option to defer payment of interest on the debentures and that the debentures are not deemed to be issued with OID, a United States holder's adjusted tax basis in the preferred securities generally will be its initial purchase price. If the debentures are deemed to be issued with OID, a United States holder's tax basis in the preferred securities generally will be its initial purchase price, increased by OID previously includible in such United States holder's gross income to the date of disposition and decreased by distributions or other payments received on the preferred securities since and including the date that the debentures were deemed to be issued with OID. Such gain or loss generally will be a capital gain or loss, except to the extent of any accrued interest relating to such United States holder's ratable share of the debentures required to be included in income, and generally will be a long-term capital gain or loss if the preferred securities have been held for more than one year.

     Should SunTrust exercise its option to defer payment of interest on the debentures, the preferred securities may trade at a price that does not fully reject the accrued but unpaid interest relating to the underlying debentures. In the event of such a deferral, a United States holder who disposes of its preferred securities between record dates for payments of distributions will be required to include in income as ordinary income accrued OID on the debentures to the date of disposition and to add such amount to its adjusted tax basis in its ratable share of the underlying debentures deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis, such holder will recognize a capital loss.

     Capital losses generally cannot be applied to offset ordinary income for United States federal income tax purposes.

  Information Reporting and Backup Withholding

     Generally, income on the preferred securities will be reported to the IRS and to holders on Forms 1099-INT, which forms should be mailed to holders of preferred securities by January 31 following each calendar year. In addition, United States holders may be subject to a 30.5% backup withholding tax (to be reduced gradually to 28% by 2006) on such payments if they do not provide their taxpayer identification numbers to the trustee in the manner required, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. United States holders may also be subject to information reporting and backup withholding tax with respect to the proceeds from a sale, exchange, retirement or other taxable disposition of the preferred securities.

NON-UNITED STATES HOLDERS

     For purposes of this discussion, a "non-United States holder" is a beneficial owner of preferred securities other than a United States holder.

     For purposes of applying the rules for United States holders and non-United States holders to an entity that is treated as fiscally transparent, e.g., a partnership or trust, the "beneficial owner" means each of the ultimate beneficial owners of the entity.

     Under current United States federal income tax law:

          (1) withholding of United States federal income tax will not apply to a payment on a preferred security to a non-United States holder, provided that:

        - the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of SunTrust entitled to vote and is not a controlled foreign corporation related to SunTrust through stock ownership, and

        - the holder provides a statement signed under penalties of perjury that includes its name and address and certifies that it is a non-United States holder in compliance with applicable requirements and satisfies documentary evidence requirements for establishing that it is a non-United States holder, and

          (2) a non-United States holder will not be subject to United States federal income tax on gain realized on the sale, exchange, retirement or other taxable disposition of a preferred security, unless, in the case of an individual, such holder is present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other taxable disposition and certain other conditions are met.

     Despite the above, a non-United States holder that is subject to United States federal income taxation on a net income basis generally will be taxable under the same rules that govern the taxation of a United States holder receiving or accruing interest on a preferred security or realizing or recognizing gain or loss on the sale, exchange, retirement or other taxable disposition of a preferred security. Special rules might also apply to a non-United States holder that is a qualified resident of a country with which the United States has an income tax treaty.

     United States information reporting requirements and backup withholding tax will not apply to payments on a preferred security if the beneficial owner (1) certifies its non-United States person status under penalties of perjury and also satisfies documentary evidence requirements for establishing that it is a non-United States person, or (2) otherwise establishes an exemption.

     Information reporting requirements will not apply to any payment of the proceeds of the sale of a preferred security effected outside the United States by a foreign office of a foreign broker, provided that such broker:

        - derives less than 50% of its gross income for particular periods from the conduct of a trade or business in the United States;

        - is not a controlled foreign corporation for United States federal income tax purposes; and

        - is not a foreign partnership that, at any time during its taxable year, is 50% or more, by income or capital interest, owned by United States holders or is engaged in the conduct of a United States trade or business.

     Backup withholding tax will also not apply to the payment of the proceeds of the sale of a preferred security effected outside the United States by a foreign office of any other foreign or any U.S. broker. However, information reporting requirements will be applicable to such payment unless (1) such broker has documentary evidence in its records that the beneficial owner is a non-United States person and other conditions are met or (2) the beneficial owner otherwise establishes an exemption.

     Information reporting requirements and backup withholding tax will apply to the payment of the proceeds of a sale of a preferred security by the United States office of a broker, unless the beneficial owner certifies its non-United States person status under penalties of perjury or otherwise establishes an exemption.

     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS RELATING TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

                              ERISA CONSIDERATIONS

     Before authorizing an investment in the preferred securities, fiduciaries of any:

     - pension, profit sharing or other employee benefit plans subject to the Employee Retirement Income Security Act of 1974, or "ERISA";

     - plan described in Section 4975(e)(1) of the Internal Revenue Code, including an individual retirement account or a Keogh plan; or

     - entity whose underlying assets include plan assets by reason of any such plans' investment in that entity;

which we refer to as "Plans," should consider, among other matters, (1) the fiduciary standards of ERISA (including its prudence and diversification requirements), (2) whether such fiduciaries have authority to make such investment in the preferred securities under the applicable Plan investment policies and governing instruments, and (3) rules under ERISA, and the Internal Revenue Code that may prohibit Plan fiduciaries from causing a Plan to engage in a "prohibited transaction."

     Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit Plans, from, among other things, engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code, which we refer to as "Parties in Interest", with respect to such Plans. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Internal Revenue Code for such persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. In the case of an individual retirement account, the occurrence of a prohibited transaction involving the individual who established the individual retirement account, or his or her beneficiaries, would cause the individual retirement account to lose its tax exempt status, unless exemptive relief is available. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or
Section 4975 of the Internal Revenue Code; however, such plans may be subject to similar provisions under applicable law, all of which is outside the scope of this section of the prospectus supplement.

     The Department of Labor has issued a regulation, the "Plan Assets Regulation", concerning the definition of what constitutes the assets of a Plan. The Plan Assets Regulation provides that, as a general rule, the underlying assets and properties of corporations, partnerships, trusts and certain other entities in which a Plan makes an "equity" investment will be deemed, for purposes of ERISA, to be "plan assets" of the investing Plan unless there is an applicable exception for its investment.

     One such exception under the Plan Asset Regulations is for an equity investment which is a "publicly-offered security." A publicly-offered security is a security that:

          (1) is freely transferable,

          (2) is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another, and

          (3) is either:

        - part of a class of securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, or

        - sold to the Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 and the class of securities of which such security is part is registered under the Securities Exchange Act of 1934 within the requisite time.

     We expect that the preferred securities will meet the criteria of "publicly-offered securities" under the Plan Assets Regulation and, if this occurs, our assets would not be considered "plan assets" for ERISA purposes. The underwriters expect that the preferred securities will be held by at least 100 independent investors at the conclusion of the offering, and there are no restrictions imposed on the transfer of the preferred securities and the preferred securities will be sold as part of an offering pursuant to an effective registration statement under the Securities Act, and then will be timely registered under the Exchange Act.

     On the other hand, there can be no assurance that the publicly-offered security exception or any of the other exceptions set forth in the Plan Assets Regulation will apply to the purchase of preferred securities offered in this prospectus supplement and, as a result, an investing Plan's assets could be considered to include an undivided interest in the debentures that we hold. In the event that our assets are considered assets of an investing Plan, our trustees, SunTrust, and/or other persons, in providing services with respect to the debentures, could be considered fiduciaries to such Plan and subject to the fiduciary responsibility provisions of Title I of ERISA. In addition, certain transactions involving us and/or the preferred securities could be deemed to constitute direct or indirect prohibited transactions under ERISA and Section 4975 of the Internal Revenue Code with respect to a Plan. For example, if SunTrust is a Party in Interest with respect to an investing Plan, extensions of credit between us and SunTrust (as represented by the debentures and the guarantee) would likely be prohibited by Section 406(a)(1)(B) of ERISA and
Section 4975(c)(1)(B) of the Internal Revenue Code.

     Even if there is no exemption available under the Plan Asset Regulations, the Department of Labor has issued five prohibited transaction class exemptions that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the preferred securities, assuming that our assets were deemed to be "plan assets" of Plans investing in us (see above). Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset, managers); PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

     Because there might not be an exemption available under the Plan Asset Regulations, the preferred securities may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity, which we refer to as a "Plan Asset Entity", or any other person investing "plan assets" of any Plan, unless such purchase or holding is covered by the prohibited transaction class exemptions or another applicable exemption. If a purchaser or holder of the preferred securities that is a Plan or a Plan Asset Entity elects to rely on an exemption other than the prohibited transaction class exemptions, we and SunTrust may require a satisfactory opinion of counsel or other evidence with respect to the availability of such exemption for such purchase and holding. Any purchaser or holder of the preferred securities that is a Plan or a Plan Asset Entity or is purchasing such securities on behalf of or with "plan assets" will be deemed to have represented by its purchase and holding thereof that (1) the purchase and holding of the preferred securities is covered by the exemptive relief provided by the prohibited transaction class exemptions or another applicable exemption, (2) SunTrust and our trustees are not "fiduciaries" within the meaning of Section 3(21) of ERISA and the regulations thereunder with respect to such person's interest in the preferred securities or the debentures, and (3) in purchasing the preferred securities, such person approves the purchase of the debentures and the appointment of our trustees.

     Any plans or other entities whose assets include "plan assets" subject to ERISA or Section 4975 of the Internal Revenue Code proposing to acquire preferred securities should consult with their own counsel. In addition, fiduciaries of Plans not subject to Title I of ERISA or Section 4975 of the Internal Revenue Code, in consultation with their advisers, should consider whether they are subject to any limitations or restrictions on investments in the preferred securities.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the underwriting agreement relating to the preferred securities, we have agreed to sell to each of the underwriters listed below, and each of the underwriters has severally agreed to purchase from us, the respective number of preferred securities shown opposite its name below:

                                                                  NUMBER OF
                                                                  PREFERRED
UNDERWRITERS                                                      SECURITIES
------------                                                  ------------------
Lehman Brothers Inc. .......................................
Salomon Smith Barney Inc. ..................................
Morgan Stanley & Co. Incorporated...........................
UBS Warburg LLC.............................................
Goldman, Sachs & Co. .......................................
SunTrust Capital Markets, Inc. .............................
                                                                 ------------
          Total.............................................
                                                                 ============

     The underwriting agreement provides that the obligations of the underwriters to purchase the preferred securities are subject to certain conditions and that, if any preferred securities are purchased by the underwriters under the underwriting agreement, all of the preferred securities agreed to be purchased by the underwriters under the underwriting agreement must be so purchased.

     We have been advised by the underwriters that they propose to offer the preferred securities offered hereby initially at the public offering price set forth on the cover page of this prospectus supplement, and to certain selected dealers (who may include the underwriters) at such public offering price less a
concession not in excess of $          . The underwriters or such selected
dealers may reallow a commission to certain other dealers not to exceed
$          . After the initial public offering, the public offering price, the concession to selected dealers and the reallowance to other dealers may be changed by the underwriters.

     The following table summarizes the commissions to be paid by SunTrust to the underwriters in connection with this offering.

                                                              PREFERRED
                                                              SECURITIES   TOTAL
                                                              ----------   -----
Public offering price.......................................   $           $
Underwriting commissions to be paid by SunTrust.............
Proceeds (before expenses) to SunTrust Capital IV...........

     The preferred securities have been approved for listing on the New York Stock Exchange under the symbol "STI Pr", subject to official notice of issuance. SunTrust expects the preferred securities will begin trading on the New York Stock Exchange within 30 days after they are first issued.

     We have been advised by the underwriters that certain underwriters presently intend to make a market in the preferred securities; however, none of the underwriters is obligated to do so. Any such market-making may be discontinued at any time, for any reason and without notice. If any of the underwriters ceases to act as a market-maker for the preferred securities for any reason, there can be no assurance that another firm or person will make a market in the preferred securities. There can be no assurance that an active market for the preferred securities will develop or, if a market does develop, at what prices the preferred securities will trade.

     In connection with this offering and in compliance with applicable law, the underwriters may sell more preferred securities than the total amount shown on the list of underwriters and participations which appears above. The underwriters may also effect transactions which stabilize, maintain or otherwise affect the market price of the preferred securities at levels above those which might otherwise prevail in the open market. Such transactions may include placing bids for the preferred securities or effecting purchases of the preferred securities for the purpose of pegging, fixing or maintaining the price of the preferred securities or for the purpose of reducing a syndicate short position created in connection with the offering. Finally, the underwriters may reclaim selling concessions allowed to dealers for distributing the preferred securities in this offering, if they repurchase previously distributed preferred securities in transactions to cover short positions, in stabilization transactions or otherwise. The underwriters are not required to engage in any of these activities and such activities, if commenced, may be discontinued at any time.

     Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the preferred securities. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     We estimate that out total expenses for this offering will be approximately
$          .

     Certain underwriters or their affiliates have from time to time provided investment banking and/or financial advisory services to SunTrust and its affiliates in the ordinary course of business, for which they have received customary fees, and they may continue to do so in the future.

     Because the NASD views the preferred securities as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the NASD's Conduct Rules. The underwriters may not confirm sales to any discretionary account without the prior specific written approval of a customer.

     We and SunTrust have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of such liabilities.

     It is expected that delivery of the preferred securities will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the third business day in the United States following the date hereof ("T+3").

                                 LEGAL MATTERS

     Certain matters of Delaware law relating to the validity of the preferred securities, the enforceability of the amended declaration and our creation will be passed upon on our behalf by Skadden, Arps, Slate, Meagher & Flom LLP, as special Delaware counsel to both us and SunTrust. The validity of the debentures, the guarantee and certain matters relating thereto will be passed upon on behalf of SunTrust and us by King & Spalding. The validity of the preferred securities and debentures will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain matters relating to United States federal income tax considerations will be passed upon for us and SunTrust by King & Spalding.

                                    EXPERTS

     The consolidated financial statements of SunTrust at December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, incorporated by reference in this prospectus supplement, have been audited by Arthur Andersen LLP, independent auditors, as set forth in their report thereon which is included in SunTrust's Annual Report on Form 10-K for the year ended December 31, 2000. The financial statements audited by Arthur Andersen LLP have been incorporated herein by reference in reliance on their report given on their authority as experts in accounting and auditing.

PROSPECTUS

                              SUNTRUST BANKS, INC.
                          SUBORDINATED DEBT SECURITIES
                             ---------------------

                              SUNTRUST CAPITAL III
                              SUNTRUST CAPITAL IV
                              PREFERRED SECURITIES
                    FULLY AND UNCONDITIONALLY GUARANTEED BY
                              SUNTRUST BANKS, INC.
                             ---------------------

    SunTrust Banks, Inc., a Georgia corporation ("SunTrust" or the "Company"), may offer from time to time, in one or more series, subordinated debt securities consisting of debentures, notes or other evidences of indebtedness (the "Subordinated Debt Securities") in amounts, at prices and on terms to be determined at the time of such offering. The Subordinated Debt Securities when issued will be unsecured obligations of the Company. The Company's obligations under the Subordinated Debt Securities will be subordinate and junior in right of payment to certain other indebtedness, as may be described in a prospectus supplement (a "Prospectus Supplement") accompanying this prospectus (the "Prospectus").

    SunTrust Capital III and SunTrust Capital IV (each, a "SunTrust Capital Trust"), each a statutory business trust formed under the laws of the State of Delaware, may offer and sell, from time to time, preferred securities, representing beneficial ownership interests in the assets of the respective SunTrust Capital Trust ("Preferred Securities"). The Company will be the owner of the common securities (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities") representing beneficial ownership interests in the assets of such SunTrust Capital Trusts. The payment of periodic cash distributions ("distributions") with respect to Preferred Securities of a SunTrust Capital Trust out of moneys held by such SunTrust Capital Trust, and payments on liquidation, redemption or otherwise with respect to such Preferred Securities, will be guaranteed by SunTrust to the extent described herein (each a "Preferred Securities Guarantee"). See "Description of the Preferred Securities Guarantees." SunTrust's obligations under the Preferred Securities Guarantees will be subordinate and junior in right of payment to certain other indebtedness of SunTrust as may be described in an accompanying Prospectus Supplement. Subordinated Debt Securities may be issued and sold from time to time in one or more series to a SunTrust Capital Trust, or a trustee of such SunTrust Capital Trust, in connection with the investment of the proceeds from the offering of Preferred Securities and Common Securities of such SunTrust Capital Trust. The Subordinated Debt Securities purchased by a SunTrust Capital Trust may be subsequently distributed pro rata to holders of Trust Securities in connection with the dissolution of such SunTrust Capital Trust as may be described in an accompanying Prospectus Supplement. The Subordinated Debt Securities and the Preferred Securities and the related Preferred Securities Guarantees are sometimes collectively referred to hereafter as the "Offered Securities."

    Specific terms of the Subordinated Debt Securities of any series or the Preferred Securities of any SunTrust Capital Trust, the terms of which will mirror the terms of the Subordinated Debt Securities held by such SunTrust Capital Trust in respect of which this Prospectus is being delivered, will be set forth in the Prospectus Supplement with respect to such securities, which will describe, without limitation and where applicable, the following: (i) in the case of Subordinated Debt Securities, the specific designation, aggregate principal amount, denomination, maturity, premium, if any, any exchange, redemption or sinking fund provisions, if any, interest rate (which may be fixed or variable), if any, the time and method of calculating interest payments, if any, dates on which premium and interest will be payable, the right, if any, of SunTrust to defer payment of interest on the Subordinated Debt Securities and the maximum length of such deferral period, the initial public offering price, subordination terms, and any listing on a securities exchange and other specific terms of the offering; and (ii) in the case of Preferred Securities, the designation, number of securities, liquidation preference per security, initial public offering price, any listing on a securities exchange, distribution rate (or method of calculation thereof), dates on which distributions will be payable and dates from which distributions shall accrue, any voting rights, terms for any exchange into other securities, any redemption, exchange or sinking fund provisions, any other rights, preferences, privileges, limitations or restrictions relating to the Preferred Securities and the terms upon which the proceeds of the sale of the Preferred Securities shall be used to purchase a specific series of Subordinated Debt Securities of SunTrust. If so specified in the Prospectus Supplement, Offered Securities may be issued in whole or in part in the form of one or more temporary or permanent global securities ("Global Securities"). If, as set forth in a Prospectus Supplement, the Company has the right to defer payments of interest on a series of Subordinated Debt Securities by extending the interest payment period of such series of Subordinated Debt Securities, and the Company exercises that right, distributions on the corresponding series of Preferred Securities will also be deferred.

    The Offered Securities may be offered in amounts, at prices and on terms to be determined at the time of offering. The Prospectus Supplement relating to any series of Offered Securities will contain information concerning the United States federal income tax considerations applicable to the Offered Securities.

    SunTrust and/or each of the SunTrust Capital Trusts may sell the Offered Securities directly to purchasers, through agents designated from time to time, to dealers or through underwriters or a group of underwriters. If any agents of SunTrust and/or any SunTrust Capital Trust or any underwriters or dealers are involved in the sale of the Offered Securities, the names of such agents, underwriters or dealers and any applicable commissions and discounts will be set forth in the related Prospectus Supplement.

    This Prospectus may not be used to consummate sales of securities unless accompanied by a Prospectus Supplement.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

    THE OFFERED SECURITIES WILL NOT BE DEPOSITS OR SAVINGS ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF THE COMPANY AND WILL NOT BE INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                The date of this Prospectus is February 24, 1998

                             AVAILABLE INFORMATION

     This Prospectus constitutes a part of the Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by SunTrust and the SunTrust Capital Trusts with the Securities and Exchange Commission (the "SEC" or the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC, although it does include a summary of the material terms of the Indenture (as defined herein) and the Declaration of Trust (as defined herein) of each SunTrust Capital Trust to be used in connection with the issuance of Subordinated Debt Securities and Preferred Securities, respectively. Reference is made to such Registration Statement and to the exhibits thereto for further information with respect to the Company, the SunTrust Capital Trusts and the Offered Securities. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the SEC or incorporated by reference herein are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

     SunTrust is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the Commission's Regional Offices in New York (13th Floor, 7 World Trade Center, New York, New York 10048) and Chicago (Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511). The Commission also maintains a Web site at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. In addition, such reports, proxy statement and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     No separate financial statements of the SunTrust Capital Trusts have been included herein. SunTrust does not consider that such financial statements would be material to holders of the Preferred Securities because (i) all of the voting securities of the SunTrust Capital Trusts will be owned, directly or indirectly, by SunTrust, a reporting company under the Exchange Act, (ii) the SunTrust Capital Trusts have no independent operations and exist for the sole purpose of issuing securities representing undivided beneficial interests in their respective assets and investing the proceeds thereof in Subordinated Debt Securities issued by SunTrust, and (iii) SunTrust's obligations described herein and in any accompanying Prospectus Supplement to provide certain indemnities in respect of and be responsible for certain costs, expenses, debts and liabilities of each of the SunTrust Capital Trusts under the Indenture and any supplemental indenture thereto and pursuant to the applicable Declaration of Trust, the applicable Preferred Securities Guarantee issued with respect to Preferred Securities issued by such SunTrust Capital Trust, the Subordinated Debt Securities purchased by such SunTrust Capital Trust and the Indenture, taken together, constitute a full and unconditional guarantee of payments due on the Preferred Securities. See "Description of the Subordinated Debt Securities" and "Description of the Preferred Securities Guarantees."

     The SunTrust Capital Trusts are not currently subject to the informational requirements of the Exchange Act. The SunTrust Capital Trusts will become subject to such requirements upon the effectiveness of the Registration Statement, although they intend to seek and expect to receive exemptions therefrom.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference in this Prospectus its (i) Annual Report on Form 10-K for the year ended December 31, 1996, (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 and (iii) Current Reports on Form 8-K filed on May 12, 1997 and January 16, 1998.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference into this Prospectus and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or any accompanying Prospectus Supplement or in a document incorporated or deemed to be incorporated by reference herein or therein shall be deemed to be modified or superseded for purposes of this Prospectus or such accompanying Prospectus Supplement to the extent that a statement contained herein or therein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, except for exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Written requests for any such documents should be sent to: James C. Armstrong, First Vice President -- Investor Relations, SunTrust Banks, Inc., 303 Peachtree Street, N.E., Atlanta, Georgia 30308. Telephone requests may be directed to 404-588-7425.

                                  THE COMPANY

GENERAL

     The Company is a regional bank holding company with three principal subsidiaries: SunTrust Banks of Florida, Inc., headquartered in Orlando, Florida; SunTrust Banks of Georgia, Inc., headquartered in Atlanta, Georgia; and SunTrust Banks of Tennessee, Inc., headquartered in Nashville, Tennessee.

     The Company, through its subsidiary banks (the "Subsidiary Banks"), conducts a broad range of commercial banking activities, including accepting demand, time and savings deposits, making both secured and unsecured business and consumer loans and leases, extending commercial lines of credit, issuing and servicing credit cards and certain other types of revolving credit accounts, providing commercial factoring services, cash management services, investment counseling, safe deposit services, personal and corporate trust and other fiduciary services and engaging in leasing, mortgage banking, correspondent banking, international banking, investment banking, trading in U.S. government securities and municipal bonds and underwriting certain types of securities.

     Under the longstanding policy of the Board of Governors of the Federal Reserve System, a bank holding company is expected to act as a source of financial strength for its subsidiary banks and to commit resources to support such banks. As a result of this policy, the Company may be required to commit resources to the Subsidiary Banks in circumstances where it might not otherwise do so.

     Because the Company is a bank holding company, its rights and the rights of its creditors, including the holders of the Subordinated Debt Securities and the Preferred Securities Guarantees, to participate in the distribution and payment of assets of any subsidiary upon the subsidiary's liquidation or recapitalization would be subject to the prior claims of such subsidiary's creditors except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary.

     The Company's principal executive offices are located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, and its telephone number is 404-588-7711.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the consolidated ratio of earnings to fixed charges of the Company. The consolidated ratio of earnings to fixed charges has been computed by dividing (i) net income plus all applicable income taxes plus fixed charges by (ii) fixed charges. Fixed charges represent interest expense (ratios are presented both including and excluding interest on deposits), and the portion of net rental expense which is deemed to be equivalent to interest on long-term debt. Interest expense (other than on deposits) includes interest on long-term debt, federal funds purchased and securities sold under agreements to repurchase, mortgages, commercial paper and other funds borrowed.

                                                       NINE MONTHS
                                                          ENDED
                                                      SEPTEMBER 30,       YEAR ENDED DECEMBER 31,
                                                      -------------   --------------------------------
                                                      1997    1996    1996   1995   1994   1993   1992
                                                      -----   -----   ----   ----   ----   ----   ----
Including interest on deposits......................  1.60x   1.61x   1.61x  1.61x  1.83x  1.87x  1.58x
Excluding interest on deposits......................  2.86x   3.41x   3.30x  3.20x  4.24x  5.07x  4.70x

                                   THE TRUSTS

     Each SunTrust Capital Trust is a statutory business trust formed under Delaware law pursuant to (i) a separate declaration of trust (each a "Declaration") executed by the Company, as sponsor for such trust (the "Sponsor"), and the Trust Trustees (as defined herein) for such trust and (ii) the filing of a certificate of trust with the Delaware Secretary of State. Each SunTrust Capital Trust exists for the exclusive purposes of (i) issuing its Preferred Securities and Common Securities, (ii) investing the gross proceeds of such Trust Securities in the Subordinated Debt Securities and (iii) engaging in only those other activities necessary or incidental thereto. The Common Securities of a SunTrust Capital Trust will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities of such SunTrust Capital Trust except that upon an event of default under the related Declaration, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. The Company will, directly or indirectly, acquire Common Securities in an aggregate liquidation amount equal to at least 3% of the total capital of each SunTrust Capital Trust.

     The number of trustees of each SunTrust Capital Trust (the "Trust Trustees") shall initially be five. The duties and obligations of the Trust Trustees shall be governed by the Declaration of such SunTrust Capital Trust. Three of such Trust Trustees will be employees or officers of, or affiliated with, the Company (the "Regular Trustees"). The fourth of such Trust Trustees will be a financial institution that will be unaffiliated with the Company and will act as property trustee and as indenture trustee for purposes of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), pursuant to the terms set forth in a Prospectus Supplement (the "Institutional Trustee"). In addition, unless the Institutional Trustee maintains a principal place of business in the State of Delaware, and otherwise meets the requirements of applicable law, one Trust Trustee of each SunTrust Capital Trust will have its principal place of business or reside in the State of Delaware (the "Delaware Trustee"). The Company will pay all costs and expenses related to the SunTrust Capital Trusts and the offering of Trust Securities. No amendment or modification may be made to the Declaration of a Trust that would adversely affect the rights, privileges or preferences of the Trust Securities issued thereby without the approval of the holders of a majority in liquidation amount of such Trust Securities. If any such amendment or modification would adversely affect only the Preferred Securities or the Common Securities, then only the affected class will be entitled to vote on such amendment or modification and such amendment or modification shall not be effective except with the approval of the holders of a majority in liquidation amount of such class of Trust Securities.

     The First National Bank of Chicago ("First Chicago") will act as the Institutional Trustee, and First Chicago Delaware Inc. will act as the Delaware Trustee for each SunTrust Capital Trust. The office of the Delaware Trustee in the State of Delaware is 300 King Street, Wilmington, Delaware 19801. The principal executive offices of each SunTrust Capital Trust are located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, and the telephone number of each SunTrust Capital Trust is 404-588-7711.

                                USE OF PROCEEDS

     Each SunTrust Capital Trust will use all proceeds received from the sale of the Preferred Securities to purchase Subordinated Debt Securities from the Company. Except as otherwise set forth in the applicable Prospectus Supplement, the Company intends to use the proceeds from the sale of its Subordinated Debt Securities for general corporate purposes, including investments in, or loans to, its subsidiaries, refinancing of debt, including outstanding commercial paper and other short-term indebtedness, redemption or repurchase of shares of its outstanding common and preferred stock, the satisfaction of other obligations, the purchase of trust-originated capital securities or for such other purposes as may be specified in the applicable Prospectus Supplement.

                DESCRIPTION OF THE SUBORDINATED DEBT SECURITIES

     Subordinated Debt Securities may be issued from time to time in one or more series under an Indenture, which term includes all supplements thereto (the "Indenture"), to be entered into by the Company and First Chicago, as trustee (the "Debt Trustee"). The terms of such Subordinated Debt Securities will include those stated in the Indenture, which shall be filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and those made part of the Indenture by the Trust Indenture Act. The following summary of the material terms of the Indenture does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Indenture and the Trust Indenture Act.

Whenever particular provisions or defined terms in the Indenture are referred to herein, such provisions or defined terms are incorporated by reference herein.

GENERAL

     The Subordinated Debt Securities will be unsecured, subordinated obligations of the Company. The Indenture does not limit the aggregate principal amount of Subordinated Debt Securities that may be issued thereunder and provides that the Subordinated Debt Securities may be issued from time to time in one or more series. The Subordinated Debt Securities are issuable in one or more series pursuant to an indenture supplemental to the Indenture or a resolution of the Company's Board of Directors or a committee appointed thereby (each, a "Supplemental Indenture").

     In the event Subordinated Debt Securities are issued to a SunTrust Capital Trust or a Trust Trustee thereof in connection with the issuance of Trust Securities by such SunTrust Capital Trust, such Subordinated Debt Securities subsequently may be distributed pro rata to the holders of such Trust Securities in connection with the dissolution of such SunTrust Capital Trust as described in the Prospectus Supplement relating to such Trust Securities. Only one series of Subordinated Debt Securities will be issued to a SunTrust Capital Trust or a Trust Trustee thereof in connection with the issuance of Trust Securities by such SunTrust Capital Trust.

     Reference is made to the Prospectus Supplement relating to the particular series of Subordinated Debt Securities being offered thereby for the following terms: (i) the title of the Subordinated Debt Securities; (ii) any limit upon the aggregate principal amount of the Subordinated Debt Securities that may be authenticated and delivered under the Indenture; (iii) the date or dates on which the principal of and premium, if any, on the Subordinated Debt Securities is payable; (iv) the rate or rates at which the Subordinated Debt Securities shall bear interest, if any, or the method by which such interest may be determined, the date or dates from which such interest shall accrue, the interest payment dates on which such interest shall be payable or the manner of determination of such interest payment dates and the record dates for the determination of holders to whom interest is payable on any such interest payment dates; (v) the place or places where the principal of, premium, if any, and any interest on the Subordinated Debt Securities shall be payable; (vi) the right, if any, to extend the interest payment periods and the duration of such extension; (vii) the price or prices at which, the period or periods within which, the event or events giving rise to, and the terms and conditions upon which, Subordinated Debt Securities may be redeemed, in whole or in part, at the option of the Company, pursuant to any sinking fund or otherwise; (viii) the obligation, if any, of the Company to redeem or purchase the Subordinated Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the price or prices at which, and the period or periods within which, and the terms and conditions upon which, Subordinated Debt Securities shall be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation; (ix) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the Subordinated Debt Securities shall be issuable; (x) any event of default with respect to the Subordinated Debt Securities, if not set forth in the Indenture; (xi) the form of the Subordinated Debt Securities including the form of the certificate of authentication; (xii) any trustee, authenticating or paying agent, warrant agent, transfer agent or registrar with respect to the Subordinated Debt Securities; (xiii) whether the Subordinated Debt Securities shall be issued in whole or in part in the form of one or more Global Securities and, in such case, the Global Depositary (as defined herein) for such Global Security or Global Securities, and certain other matters relating to such Global Securities; and
(xiv) any other terms of the series.

     If a Prospectus Supplement specifies that a series of Subordinated Debt Securities is denominated in a currency or currency unit other than United States dollars, such Prospectus Supplement shall also specify the denomination in which such Subordinated Debt Securities will be issued and the coin or currency in which the principal of, premium, if any, and interest, if any, on, such Subordinated Debt Securities will be payable, which may be United States dollars based upon the exchange rate for such other currency or currency unit existing on or about the time a payment is due.

     The Indenture does not contain provisions that would afford holders of the Subordinated Debt Securities protection in the event of a highly leveraged transaction or other similar transaction involving SunTrust that may adversely affect such holders.

FORM, EXCHANGE, REGISTRATION, TRANSFER AND PAYMENT

     Unless otherwise specified in a Prospectus Supplement, the Subordinated Debt Securities will be issued in fully registered form without coupons and in denominations of $1,000 and integral multiples of $1,000. No service charge will be made for any transfer or exchange of the Subordinated Debt Securities, but the Company or the Debt Trustee may require payment of a sum sufficient to cover any tax or other government charge payable in connection therewith.

     Unless otherwise provided in a Prospectus Supplement, principal, premium, if any, or interest, if any, will be payable and the Subordinated Debt Securities may be surrendered for payment or transferred at the offices of the Debt Trustee as paying and authenticating agent, provided that payment of interest, if any, may be made at the option of the Company (i) by check mailed to the address of the person entitled thereto as it appears in the Security Register or (ii) by wire transfer to an account maintained by the person entitled thereto as specified in the applicable Security Register.

BOOK-ENTRY SUBORDINATED DEBT SECURITIES

     The Subordinated Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the "Global Depositary") or its nominee, identified in the Prospectus Supplement relating to such series. In such case, one or more Global Securities will be issued in a denomination or aggregate denomination equal to the portion of the aggregate principal amount of Outstanding Subordinated Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Subordinated Debt Securities in definitive registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Global Depositary for such Global Security to a nominee for such Global Depositary and except in the circumstances described in the applicable Prospectus Supplement.

     The specific terms of the depositary arrangement with respect to any portion of a series of Subordinated Debt Securities to be represented by a Global Security and a description of the Global Depositary will be provided in the Prospectus Supplement.

SUBORDINATION

     The Subordinated Debt Securities will be subordinated and junior in right of payment to certain other indebtedness of the Company (which may include both senior and subordinated indebtedness for money borrowed) to the extent set forth in a Prospectus Supplement.

CERTAIN COVENANTS OF THE COMPANY

     The Company has covenanted that it will not, and will not permit any subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or prepay, purchase, acquire, or make a liquidation payment with respect to, any of SunTrust's capital stock, (ii) make any payment of principal of, premium, if any, or interest on, or repay, repurchase or redeem any debt securities of the Company (including other Subordinated Debt Securities) that rank pari passu with, or junior in right of payment to, the Subordinated Debt Securities or
(iii) make any guarantee payment with respect to any guarantee by the Company of debt securities of any subsidiary of the Company if such guarantee ranks pari passu with, or junior in right of payment to, the Subordinated Debt Securities (other than (a) dividends, distributions, redemptions, purchases or acquisitions made by the Company by way of issuance of its capital stock (or options, warrants or other rights to subscribe therefor), (b) any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Preferred Securities Guarantee or Common Securities Guarantee relating to Trust Securities issued by the SunTrust Capital Trust holding the

Subordinated Debt Securities, (d) the purchase of fractional shares resulting from a reclassification of the Company's capital stock, (e) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (f) purchases of common stock related to the issuance of common stock or rights under any of the Company's benefit plans for its directors, officers or employees and (g) obligations under any of the Company's dividend reinvestment or stock purchase plans), if at such time (i) there shall have occurred any event of which the Company has actual knowledge that (a) with the giving of notice or the lapse of time, or both, would constitute an "Event of Default" under the Indenture with respect to the Subordinated Debt Securities of such series and (b) in respect of which the Company shall not have taken reasonable steps to cure, (ii) if such Subordinated Debt Securities are held by the Institutional Trustee, the Company shall be in default with respect to its payment of obligations under the Preferred Securities Guarantee or Common Securities Guarantee relating to such SunTrust Capital Trust or (iii) the Company shall have given notice of its election of the exercise of its right to defer payment of interest on such Subordinated Debt Securities by extending the interest payment period as provided in the Indenture with respect to the Subordinated Debt Securities and shall not have rescinded such notice, or such period, or any extension thereof, shall be continuing.

     In the event Subordinated Debt Securities are issued to a SunTrust Capital Trust or Trust Trustee thereof in connection with the issuance of Trust Securities of such SunTrust Capital Trust, for so long as such Trust Securities remain outstanding, the Company will covenant (i) to maintain, directly or indirectly, 100% ownership of the Common Securities of such SunTrust Capital Trust, provided that certain successors that are permitted pursuant to the Indenture may succeed to the Company's ownership of the Common Securities, (ii) to use commercially reasonable efforts, consistent with the terms and provisions of the Declaration of such SunTrust Capital Trust to cause such SunTrust Capital Trust (a) to remain a grantor trust, except in connection with a distribution of Subordinated Debt Securities to the holders of the Trust Securities in liquidation of the SunTrust Capital Trust, the redemption of all of the Trust Securities of a SunTrust Capital Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration of such SunTrust Capital Trust, and (b) to otherwise continue to be classified as a grantor trust and not an association taxable as a corporation for United States federal income tax purposes and (iii) not to cause, as sponsor of each SunTrust Capital Trust, or permit, as holder of the Common Securities, the dissolution, winding-up or termination of such SunTrust Capital Trust except in connection with a distribution of the Subordinated Debt Securities as provided in the Declaration of such SunTrust Capital Trust and in connection with certain mergers, consolidations or amalgamations.

LIMITATION ON MERGERS AND SALES OF ASSETS

     The Company shall not consolidate with, or merge into, any corporation or convey or transfer its properties and assets substantially as an entirety to any Person unless (i) the successor entity shall expressly assume the obligations of the Company under the Indenture and (ii) after giving effect thereto, no Event of Default, and no event that, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing under the Indenture.

EVENTS OF DEFAULT, WAIVER AND NOTICE

     The Indenture provides that any one or more of the following described events that has occurred and is continuing constitutes an "Event of Default" with respect to each series of Subordinated Debt Securities:

          (i) default for 30 days in payment of any interest on the Subordinated Debt Securities of that series when due; provided, however, that a valid extension of the interest payment period by the Company shall not constitute a default in the payment of interest for this purpose; or

          (ii) default in payment of principal or premium, if any, on the Subordinated Debt Securities of that series when due either at maturity, upon redemption, by declaration or otherwise; provided, however, that a valid extension of the maturity of such Subordinated Debt Securities shall not constitute a default for this purpose; or

          (iii) default by the Company in the performance or breach, in any material respect, of any other of the covenants or agreements in the Indenture that shall not have been remedied for a period of 90 days after written notice to the Company by the Debt Trustee or to the Debt Trustee and the Company by the holders of not less than 25% in principal amount of the Subordinated Debt Securities of that series; or

          (iv) certain events of bankruptcy, insolvency or reorganization of the Company; or

          (v) any other Event of Default provided with respect to a particular series of Subordinated Debt Securities as described in the related Prospectus Supplement.

     The Indenture provides that the Debt Trustee may withhold notice to the holders of a series of Subordinated Debt Securities (except in payment of principal, premium, if any, or interest on, such Subordinated Debt Securities) if the Trustee considers it in the interest of such holders to do so.

     The Indenture provides that if an Event of Default with respect to any series of Subordinated Debt Securities shall have occurred and be continuing, either the Debt Trustee or the holders of 25% in principal amount of the Subordinated Debt Securities of such series affected thereby then outstanding may declare the principal of all such Subordinated Debt Securities of such series to be due and payable immediately, but upon certain conditions, such declarations may be annulled and past defaults may be waived (except defaults in payment of principal of, or interest or premium, if any, on, the Subordinated Debt Securities) by the holders of a majority in principal amount of the Subordinated Debt Securities of such series then outstanding.

     The holders of a majority in principal amount of the Subordinated Debt Securities of any series affected and then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debt Trustee under the Indenture with respect to such series, provided that the holders of the Subordinated Debt Securities shall have offered to the Debt Trustee reasonable indemnity against expenses and liabilities. The Indenture also provides that, notwithstanding any other provision of the Indenture, the holder of any Subordinated Debt Security of any series shall have the right to institute suit for the enforcement of any payment of principal of, or premium, if any, and interest on, such Subordinated Debt Security on the Stated Maturity (as defined in the Indenture) or upon repayment or redemption of such Subordinated Debt Security and that such right shall not be impaired without the consent of such holder. The Indenture requires the annual filing by the Company with the Debt Trustee of a certificate as to the absence of certain defaults under the Indenture.

MODIFICATION OF THE INDENTURE

     The Indenture contains provisions permitting the Company and the Debt Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Subordinated Debt Securities of all series affected by such modification at the time outstanding, to amend the Indenture or modify the rights of the holders of the Subordinated Debt Securities; provided, that no such amendment shall (i) change the fixed maturity of any Subordinated Debt Securities, or reduce the principal amount thereof or reduce the rate or extend the time of payment of interest thereon, or make the principal of, or interest or premium, if any, on the Subordinated Debt Securities payable in any coin or currency other than that provided in the Subordinated Debt Securities, or impair or affect the right of any holder of Subordinated Debt Securities to institute suit for the payment thereof or reduce any amount payable on prepayment, without the consent of the holder of each Subordinated Debt Security so affected, or (ii) reduce the aforesaid percentage of Subordinated Debt Securities, for which the consent of the holders is required for any such modification, without the consent of the holders of each Subordinated Debt Security affected. If Subordinated Debt Securities of a series are held by a SunTrust Capital Trust or a Trust Trustee thereof, a supplemental indenture requiring such consent will not be effective until the holders of a majority in liquidation amount of the Trust Securities of the applicable SunTrust Capital Trust shall have consented to such supplemental indenture; provided, that if the consent of the holders of each outstanding Subordinated Debt Security of a series is required, such supplemental indenture shall not be effective until each holder of the Trust Securities of the applicable SunTrust Capital Trust shall have consented to such supplemental indenture. As a result of these pass-through voting rights with respect to modifications to the Indenture, no modification thereto shall be effective until the holders of a majority in liquidation amount of the Trust Securities consent to such modification and no modification described in clauses (i) or (ii) shall be effective without the consent of each holder of Preferred Securities and each holder of Common Securities of the applicable SunTrust Capital Trust.

SATISFACTION AND DISCHARGE

     The Indenture provides that when, among other things, all Subordinated Debt Securities of a series not previously delivered to the Debt Trustee for cancellation (i) have become due and payable or (ii) will become due and payable at their Stated Maturity within one year, and the Company deposits or causes to be deposited with the Debt Trustee trust funds, in trust, for the purpose of, and in an amount sufficient for, payment and discharge of the entire indebtedness on the Subordinated Debt Securities of such series not previously delivered to the Debt Trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit or to the Stated Maturity, as the case may be, then the Indenture will cease to be of further effect with respect to that series (except as to the Company's obligations to pay all other sums due with respect to that series pursuant to the Indenture and to provide the officer's certificates and opinions of counsel described therein), and the Company will be deemed to have satisfied and discharged the Indenture with respect to that series.

GOVERNING LAW

     The Indenture and the Subordinated Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

THE DEBT TRUSTEE

     First Chicago, which serves as the Debt Trustee, the Institutional Trustee and the Preferred Guarantee Trustee (as defined herein), has a principal corporate trust office at One First National Plaza, Suite 0126, Chicago, Illinois 60670-0126. The Company and its affiliates have normal banking relationships with the Debt Trustee and its affiliates in the ordinary course of business.

                    DESCRIPTION OF THE PREFERRED SECURITIES

     Each SunTrust Capital Trust may issue only one series of Preferred Securities and such series shall have the terms described in the Prospectus Supplement relating thereto. The Declaration of each SunTrust Capital Trust authorizes the Regular Trustees of such SunTrust Capital Trust to issue on behalf of such SunTrust Capital Trust one series of Preferred Securities. Each such Declaration will be qualified as an indenture under the Trust Indenture Act. The Preferred Securities will have such terms, including with respect to distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the related Declaration, which shall be filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and such terms as are made part of such Declaration by the Trust Indenture Act. The terms of the Preferred Securities will mirror the terms of the related Subordinated Debt Securities held by the relevant SunTrust Capital Trust and described in the Prospectus Supplement relating thereto. Reference is made to the Prospectus Supplement relating to the particular Preferred Securities of a SunTrust Capital Trust for specific terms, including (i) the distinctive designation of such Preferred Securities; (ii) the number and the initial public offering price of Preferred Securities issued by such SunTrust Capital Trust; (iii) the annual distribution rate (or method of determining such rate) for Preferred Securities issued by such SunTrust Capital Trust, the date or dates upon which such distributions shall be payable and the date or dates from which distributions shall accrue;
(iv) whether distributions on Preferred Securities issued by such SunTrust Capital Trust shall be cumulative, and, in the case of Preferred Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on Preferred Securities issued by such SunTrust Capital Trust shall be cumulative; (v) the amount or amounts that shall be paid out of the assets of such SunTrust Capital Trust to the holders of Preferred Securities of such SunTrust Capital Trust upon voluntary or involuntary dissolution, winding-up or termination of such SunTrust Capital Trust; (vi) the obligation, if any, of such SunTrust Capital Trust to purchase or redeem Preferred Securities issued by such SunTrust Capital Trust and the price or prices at which, the period or periods within which, and the terms and conditions upon which, Preferred Securities issued by such SunTrust Capital Trust shall be purchased or redeemed, in whole or in part, pursuant to such obligation; (vii) the voting rights, if any, of Preferred Securities issued by such SunTrust Capital Trust in addition to those required by law, including the number of votes per Preferred Security and any requirement for the approval by the holders of Preferred Securities, or of Preferred Securities issued by one or more SunTrust Capital Trusts, or of both, as a condition to specified action or amendments to the Declaration of such SunTrust Capital Trust; (viii) the terms and conditions, if any, upon which the Subordinated Debt Securities may be distributed to holders of Preferred Securities; (ix) the right and/or obligation, if any, of a SunTrust Capital Trust to redeem or purchase such Preferred Securities pursuant to any sinking fund or analogous provision, or at the option of the holder thereof, and the period or periods for which, the price or prices at which, and the terms and conditions upon which, such Preferred Securities shall be redeemed or repurchased, in whole or in part, pursuant to such right and/or obligation; (x) the terms and conditions, if any, upon which the Preferred Securities may be converted into shares of the common stock of SunTrust, including the conversion price and the circumstances, if any, under which such conversion right shall expire; (xi) if applicable, any securities exchange upon which the Preferred Securities shall be listed; and (xii) any other relevant rights, preferences, privileges, limitations or restrictions of Preferred Securities issued by such SunTrust Capital Trust not inconsistent with the Declaration of such SunTrust Capital Trust or with applicable law. All Preferred Securities offered hereby will be guaranteed by the Company to the extent set forth below under "Description of the Preferred Securities Guarantees." Certain United States federal income tax considerations applicable to any offering of Preferred Securities will be described in the Prospectus Supplement relating thereto.

     In connection with the issuance of Preferred Securities, each SunTrust Capital Trust will issue one series of Common Securities. The Declaration of each SunTrust Capital Trust authorizes the Regular Trustees of such trust to issue on behalf of such SunTrust Capital Trust one series of Common Securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. Except for voting rights, the terms of the Common Securities issued by a SunTrust Capital Trust will be identical to the terms of the Preferred Securities issued by such SunTrust Capital Trust and the Common Securities will rank pari passu and payments will be made thereon pro rata with the Preferred Securities except that, upon an Event of Default under the Declaration, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. Except in certain limited circumstances, the Common Securities will also carry the right to vote to appoint, remove or replace any of the Trust Trustees of a SunTrust Capital Trust. All of the Common Securities of each SunTrust Capital Trust will be directly or indirectly owned by the Company.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

     If an Event of Default under the Declaration of a SunTrust Capital Trust occurs and is continuing, then the holders of Preferred Securities of such SunTrust Capital Trust will rely on the enforcement by the Institutional Trustee of its rights as a holder of the applicable series of Subordinated Debt Securities against the Company. In addition, the holders of a majority in liquidation amount of the Preferred Securities of such SunTrust Capital Trust will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Institutional Trustee or to direct the exercise of any trust or power conferred upon the Institutional Trustee under the applicable Declaration, including the right to direct the Institutional Trustee to exercise the remedies available to it as a holder of the Subordinated Debt Securities. If the Institutional Trustee fails to enforce its rights under the applicable series of Subordinated Debt Securities, a holder of Preferred Securities of such SunTrust Capital Trust may institute a legal proceeding directly against the Company to enforce the Institutional Trustee's rights under the applicable series of Subordinated Debt Securities without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. Notwithstanding the foregoing, if an Event of Default under the applicable Declaration has occurred and is continuing and such event is attributable to the failure of the Company to pay interest on, premium, if any, or principal on the applicable series of Subordinated Debt Securities on the date such interest, premium or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of

Preferred Securities of such SunTrust Capital Trust may directly institute a proceeding for enforcement of payment to such holder of the principal of, premium, if any, or interest on, the applicable series of Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder (a "Direct Action") on or after the respective due date specified in the applicable series of Subordinated Debt Securities. In connection with such Direct Action, the Company, as holder of the Common Securities, will be subrogated to the rights of such holder of Preferred Securities under the applicable Declaration to the extent of any payment made by the Company to such holder of Preferred Securities in such Direct Action.

INFORMATION CONCERNING THE INSTITUTIONAL TRUSTEE

     For information concerning the relationship between First Chicago, the Institutional Trustee, and the Company, see "Description of the Subordinated Debt Securities -- The Debt Trustee."

               DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEES

     A Preferred Securities Guarantee will be executed and delivered by SunTrust for the benefit of the holders from time to time of Preferred Securities issued by each SunTrust Capital Trust. Each such Preferred Securities Guarantee will be qualified as an indenture under the Trust Indenture Act. First Chicago will act as trustee under each Preferred Securities Guarantee for purposes of the Trust Indenture Act (the "Preferred Guarantee Trustee"). The terms of each Preferred Securities Guarantee, which shall be filed as an exhibit to the Registration Statement of which this Prospectus forms a part, will be those set forth therein and those made part of such Preferred Securities Guarantee by the Trust Indenture Act. The summary of the material terms of the Preferred Securities Guarantees set forth below does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, each such Preferred Securities Guarantee and the Trust Indenture Act. Each Preferred Securities Guarantee will be held by the Preferred Guarantee Trustee for the benefit of the holders of the Preferred Securities of the applicable SunTrust Capital Trust.

GENERAL

     Pursuant to each Preferred Securities Guarantee, the Company will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full, to the holders of the Preferred Securities issued by a SunTrust Capital Trust, the Guarantee Payments (as defined herein) (except to the extent paid by such SunTrust Capital Trust), as and when due, regardless of any defense, right of set-off or counterclaim that such SunTrust Capital Trust may have or assert. The following payments with respect to Preferred Securities issued by a SunTrust Capital Trust, to the extent not paid by such SunTrust Capital Trust (the "Guarantee Payments"), will be subject to the Preferred Securities Guarantee thereon (without duplication); (i) any accrued and unpaid distributions that are required to be paid on such Preferred Securities, but if and only to the extent such SunTrust Capital Trust shall have funds available therefor; (ii) the redemption price, including all accrued and unpaid distributions to the date of payment (the "Redemption Price"), but if and only to the extent such SunTrust Capital Trust has funds available therefor with respect to any Preferred Security called for redemption by such SunTrust Capital Trust; and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of such SunTrust Capital Trust (other than in connection with the distribution of Subordinated Debt Securities to the holders of Preferred Securities or the redemption of all of the Preferred Securities upon the maturity or redemption of the Subordinated Debt Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on such Preferred Securities to the date of payment, but if and only to the extent such SunTrust Capital Trust has funds available therefor and (b) the amount of assets of such SunTrust Capital Trust remaining available for distribution to holders of such Preferred Securities in liquidation of such SunTrust Capital Trust. The redemption price and liquidation amount will be fixed at the time the Preferred Securities are issued. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Preferred Securities or by causing the applicable SunTrust Capital Trust to pay such amounts to such holders.

     No Preferred Securities Guarantee will apply to any payment of distributions, except to the extent such SunTrust Capital Trust shall have funds available therefor. If the Company does not make interest payments on the Subordinated Debt Securities purchased by a SunTrust Capital Trust, such SunTrust Capital Trust will not pay distributions on the Preferred Securities issued by such SunTrust Capital Trust and will not have funds available therefor. See "Description of the Subordinated Debt Securities -- Certain Covenants of the Company." The Preferred Securities Guarantee, when taken together with the Company's obligations under the Subordinated Debt Securities, the Indenture and the Declaration, including its obligations as issuer of the Subordinated Debt Securities to pay costs, expenses, debts and liabilities of such SunTrust Capital Trust (other than with respect to the payment of principal, premium, if any, and interest on the Trust Securities), will provide a full and unconditional guarantee on a subordinated basis by the Company of payments due on the Preferred Securities.

MODIFICATION OF THE PREFERRED SECURITIES GUARANTEES; ASSIGNMENT

     Except with respect to any changes that do not adversely affect the rights of holders of Preferred Securities (in which case no vote will be required), each Preferred Securities Guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding Preferred Securities issued by the applicable SunTrust Capital Trust. The manner of obtaining any such approval of holders of such Preferred Securities will be as set forth in an accompanying Prospectus Supplement. All guarantees and agreements contained in a Preferred Securities Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Preferred Securities of the applicable SunTrust Capital Trust then outstanding.

     The Company has also separately agreed to guarantee irrevocably and unconditionally the obligations of the SunTrust Capital Trusts with respect to the Common Securities (the "Common Securities Guarantees") to the same extent as the Preferred Securities Guarantees, except that upon an Event of Default under the Indenture, holders of Preferred Securities shall have priority over holders of Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

TERMINATION

     Each Preferred Securities Guarantee will terminate as to the Preferred Securities issued by the applicable SunTrust Capital Trust (i) upon full payment of the Redemption Price of all Preferred Securities of such SunTrust Capital Trust, (ii) upon distribution of the Subordinated Debt Securities held by such SunTrust Capital Trust to the holders of the Preferred Securities of such SunTrust Capital Trust or (iii) upon full payment of the amounts payable in accordance with the Declaration of such SunTrust Capital Trust upon liquidation of such SunTrust Capital Trust. Each Preferred Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if, at any time, any holder of Preferred Securities issued by the applicable SunTrust Capital Trust must restore payment of any sums paid under such Preferred Securities or such Preferred Securities Guarantee.

EVENTS OF DEFAULT

     An event of default under a Preferred Securities Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder.

     The holders of a majority in liquidation amount of the Preferred Securities relating to such Preferred Securities Guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Preferred Guarantee Trustee in respect of the Preferred Securities Guarantee or to direct the exercise of any trust or power conferred upon the Preferred Guarantee Trustee under such Preferred Securities. If the Preferred Guarantee Trustee fails to enforce such Preferred Securities Guarantee, any holder of Preferred Securities relating to such Preferred Securities Guarantee may institute a legal proceeding directly against the Company to enforce the Preferred Guarantee Trustee's rights under such Preferred Securities Guarantee, without first instituting a legal proceeding against the relevant SunTrust Capital Trust, the Preferred Guarantee Trustee or any other person or entity. Notwithstanding the foregoing, if the Company has failed to make a Guarantee Payment, a holder of Preferred Securities may directly institute a proceeding against the Company for enforcement of the Preferred Securities Guarantee for such payment. The Company waives any right or remedy to require that any action be brought first against such SunTrust Capital Trust or any other person or entity before proceeding directly against the Company.

STATUS OF THE PREFERRED SECURITIES GUARANTEES

     Unless otherwise provided in the applicable Prospectus Supplement, the Preferred Securities Guarantees with respect to the Preferred Securities of any SunTrust Capital Trust will constitute unsecured obligations of the Company and will rank (i) subordinate and junior in right of payment to certain liabilities of the Company (which may include both senior and subordinated indebtedness for money borrowed) to the extent set forth in a Prospectus Supplement, (ii) pari passu with any guarantee now or hereafter entered into by SunTrust in respect of any other SunTrust Capital Trust or any other similar financing vehicle sponsored by SunTrust and (iii) senior to all capital stock now or hereafter issued by the Company and to any guarantee now or hereafter entered into by the Company in respect of any of its capital stock. The terms of the Preferred Securities provide that each holder of Preferred Securities issued by the applicable SunTrust Capital Trust, by acceptance thereof, agrees to the subordination provisions and other terms of the Preferred Securities Guarantee relating thereto as described in the applicable Prospectus Supplement.

     The Preferred Securities Guarantees will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the Preferred Securities Guarantee without instituting a legal proceeding against any other person or entity).

INFORMATION CONCERNING THE PREFERRED GUARANTEE TRUSTEE

     The Preferred Guarantee Trustee, prior to the occurrence of a default with respect to a Preferred Securities Guarantee, undertakes to perform only such duties as are specifically set forth in such Preferred Securities Guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Preferred Guarantee Trustee is under no obligation to exercise any of the powers vested in it by a Preferred Securities Guarantee at the request of any holder of Preferred Securities, unless offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

     For information concerning the relationship between the Preferred Guarantee Trustee and the Company, see "Description of the Subordinated Debt
Securities -- The Debt Trustee."

GOVERNING LAW

     The Preferred Securities Guarantees will be governed by and construed in accordance with the laws of the State of New York.

          EFFECT OF OBLIGATIONS UNDER THE SUBORDINATED DEBT SECURITIES
                    AND THE PREFERRED SECURITIES GUARANTEES

     As set forth in the Declaration of each of the SunTrust Capital Trusts, the sole purpose of each is to issue the Trust Securities evidencing undivided beneficial interests in the assets of such SunTrust Capital Trust, and to invest the proceeds from such issuance and sale in the Subordinated Debt Securities.

     As long as payments of interest and other payments are made when due on the Subordinated Debt Securities held by a given SunTrust Capital Trust, such payments will be sufficient to cover distributions and payments due on the Trust Securities of such SunTrust Capital Trust because of the following factors: (i) the aggregate principal amount of such Subordinated Debt Securities will be equal to the sum of the aggregate stated liquidation amount of such Trust Securities; (ii) the interest rate and payment dates for the Subordinated Debt Securities will match the distribution rate and payment dates for the Preferred Securities; (iii) SunTrust, as issuer of the Subordinated Debt Securities, shall pay, and the applicable SunTrust Capital Trust shall not be obligated to pay, directly or indirectly, all costs, expenses, debts, and obligations of the applicable SunTrust Capital Trust (other than with respect to the payment of principal, premium, if any, and interest on the Trust Securities); and (iv) the related Declaration further provides that the Trust Trustees shall not take or cause or permit such SunTrust Capital Trust, among other things, to engage in any activity that is not consistent with the purposes of that SunTrust Capital Trust.

     Payments of distributions (to the extent funds are available therefor) and other payments due on the Preferred Securities (to the extent funds are available therefor) are guaranteed by SunTrust as and to the extent set forth under "Description of the Preferred Securities Guarantees." If SunTrust does not make interest payments on the Subordinated Debt Securities purchased by the applicable SunTrust Capital Trust, it is expected that such SunTrust Capital Trust will not have sufficient funds to pay distributions on the Preferred Securities issued thereby. A Preferred Securities Guarantee does not apply to any payment of distributions unless and until the applicable SunTrust Capital Trust has sufficient funds for the payment of such distributions. A Preferred Securities Guarantee covers the payment of distributions and other payments on the related Preferred Securities only if, and to the extent that, SunTrust has made a payment of interest or principal on the Subordinated Debt Securities held by the applicable SunTrust Capital Trust as its sole asset. A Preferred Securities Guarantee, when taken together with SunTrust's obligations under the related Subordinated Debt Securities, and the Indenture and the related Declaration, including its obligations to pay costs, expenses, debts and liabilities of the applicable SunTrust Capital Trust (other than with respect to the Trust Securities), provides a full and unconditional guarantee on a subordinated basis of amounts due on the related Preferred Securities.

     If SunTrust fails to make interest or other payments on the Subordinated Debt Securities held by a SunTrust Capital Trust when due (taking into account any Extension Period), the related Declaration provides a mechanism whereby the holders of the Preferred Securities issued thereunder may direct the Institutional Trustee to enforce its rights under such Subordinated Debt Securities. If the Institutional Trustee fails to enforce its rights under the Subordinated Debt Securities, a holder of Preferred Securities may institute a legal proceeding against SunTrust to enforce the Institutional Trustee's rights under the Subordinated Debt Securities without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of SunTrust to pay interest or principal on the Subordinated Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of Preferred Securities may institute a Direct Action for payment on or after the respective due date specified in the Subordinated Debt Securities. In connection with such Direct Action, SunTrust will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by SunTrust to such holder of Preferred Securities in such Direct Action. SunTrust, under each Preferred Securities Guarantee, acknowledges that the Preferred Guarantee Trustee shall enforce the Preferred Securities Guarantee on behalf of the holders of the related Preferred Securities. If SunTrust fails to make payments under a Preferred Securities Guarantee, the Preferred Securities Guarantee provides a mechanism whereby the holders of the related Preferred Securities may direct the Preferred Guarantee Trustee to enforce its rights thereunder. Any holder of Preferred Securities may institute a legal proceeding directly against SunTrust to enforce the Preferred Guarantee Trustee's rights under the related Preferred Securities Guarantee without first instituting a legal proceeding against the applicable SunTrust Capital Trust, the Preferred Guarantee Trustee, or any other person or entity.

     SunTrust and each of the SunTrust Capital Trusts believe that the above mechanisms and obligations, taken together, provide a full and unconditional guarantee by SunTrust on a subordinated basis of payments due on Preferred Securities issued by any such Trust. See "Description of the Preferred Securities Guarantees -- General."

                              PLAN OF DISTRIBUTION

     SunTrust may sell the Subordinated Debt Securities and either SunTrust Capital Trust may sell Preferred Securities in any of, or any combination of, the following ways: (i) directly to purchasers, (ii) through agents designated from time to time, (iii) through underwriters or groups of underwriters, and

(iv) through dealers. Such agents, underwriters or dealers may be affiliates of SunTrust, and offers or sales of Offered Securities may include secondary market transactions by affiliates of SunTrust.

     Offers to purchase Offered Securities may be solicited directly by SunTrust and/or either SunTrust Capital Trust, as the case may be, or by agents designated by SunTrust and/or either SunTrust Capital Trust, as the case may be, from time to time. Any such agent, who may be deemed to be an underwriter (as that term is defined in the Securities Act) involved in the offer or sale of the Offered Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by SunTrust to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment (ordinarily five business days or less). Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

     If an underwriter or underwriters are utilized in the sale, SunTrust will execute an underwriting agreement with such underwriters at the time of sale and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Offered Securities in respect of which this Prospectus is delivered.

     If a dealer is utilized in the sale of the Offered Securities in respect of which this Prospectus is delivered, SunTrust and/or either SunTrust Capital Trust, as the case may be, will sell such Offered Securities to the dealer as principal. The dealer may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the applicable Prospectus Supplement.

     Agents, underwriters and dealers may be entitled under the relevant agreements to indemnification by SunTrust and/or either SunTrust Capital Trust, as the case may be, against certain liabilities, including liabilities under the Securities Act.

     The offer and sale of the Offered Securities will comply with Rule 2810 of the Rules of Conduct of the National Association of Securities Dealers, Inc. (the "NASD"). In addition, no NASD member participating in offers and sales of securities will execute a transaction in the Offered Securities in a discretionary account without the prior specific written approval of the member's customer.

     The participation of any affiliate of the Company in the offer and sale of the Offered Securities will be made pursuant to and will conform with the provisions of Rule 2720 of the Conduct Rules of the NASD.

     Underwriters, agents or their controlling persons may engage in transactions and perform services for SunTrust and its affiliates in the ordinary course of business.

                                 LEGAL MATTERS

     Unless otherwise indicated in the applicable Prospectus Supplement, the validity of the Subordinated Debt Securities and the Preferred Securities Guarantees will be passed upon for SunTrust by King & Spalding. Certain matters of Delaware law relating to the validity of the Preferred Securities will be passed upon on behalf of each of the SunTrust Capital Trusts by Skadden, Arps, Slate, Meagher & Flom LLP, special Delaware counsel to the SunTrust Capital Trusts. Certain other legal matters will be passed upon for SunTrust by Raymond
D. Fortin, Senior Vice President and Counsel of SunTrust. Certain legal matters will be passed upon for agents or underwriters, if any, by Skadden, Arps, Slate, Meagher & Flom LLP. As of December 31, 1997, Raymond D. Fortin was the record and beneficial owner of 20,800 shares of common stock of SunTrust and held options to purchase 3,000 shares of common stock of SunTrust.

                                    EXPERTS

     The audited consolidated financial statements incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said report.

                                   (GRAPHIC)

                             10,000,000 SECURITIES

                              SUNTRUST CAPITAL IV

                           % TRUST PREFERRED SECURITIES (TRUPS(R))
                (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)

             ------------------------------------------------------

                             PROSPECTUS SUPPLEMENT

                                October   , 2001

             ------------------------------------------------------

                                (SunTrust Logo)

                     LEHMAN BROTHERS   SALOMON SMITH BARNEY

                                 MORGAN STANLEY

                                  UBS WARBURG

                              GOLDMAN, SACHS & CO.

                           SUNTRUST ROBINSON HUMPHREY